UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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AVALONBAY COMMUNITIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1

Dear Fellow Stockholders:

I welcome you to join me and the entire Board of Directors at our 2021 Annual Meeting of Stockholders, which will be held at 10:00 a.m. Eastern Daylight Time on May 20, 2021. The meeting will be held in a virtual meeting format via audio webcast only. Stockholders will not be able to attend the Annual Meeting physically but will be able to vote and submit questions online before and during the meeting.

At this year’s meeting we will vote on the election of 12 directors and the ratification of Ernst & Young as the Company’s independent auditor. We will also conduct a non‑binding, advisory vote to approve the compensation of the Company’s named executive officers.
Your vote is important. Whether or not you plan to attend the meeting, we want your shares to be represented. Please authorize a proxy to vote your shares as soon as possible electronically through the Internet, by telephone, or by completing, signing and returning the proxy card or voting instruction form enclosed with the Proxy Statement. For more detailed instructions on how to vote and attend the virtual audio webcast meeting, including submitting questions before and during the meeting, see pages 1-3 of the Proxy Statement.
Our Board of Directors values your participation as a stockholder and appreciates your continued support of AvalonBay.
April 7, 2021

Sincerely,

Timothy J. Naughton Chairman of the Board and Chief Executive Officer

AvalonBay Communities, Inc. 4040 Wilson Boulevard, Suite 1000 Arlington, VA 22203
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 20, 2021

NOTICE IS HEREBY GIVEN that the 2021 Annual Meeting of Stockholders (the “Annual Meeting”) of AvalonBay Communities, Inc., a Maryland corporation (the “Company”), will be held on Thursday, May 20, 2021, at 10:00 a.m., Eastern Daylight Time, in a virtual format via audio webcast only, for the following purposes:

1. To elect the following 12 directors to serve until the 2022 Annual Meeting of Stockholders and until their respective successors are elected and qualify: Glyn F. Aeppel, Terry S. Brown, Alan B. Buckelew, Ronald L. Havner, Jr., Stephen P. Hills, Christopher B. Howard, Richard J. Lieb, Nnenna Lynch, Timothy J. Naughton, Benjamin W. Schall, Susan Swanezy and W. Edward Walter.

2. To consider and vote upon ratification of the selection of Ernst & Young LLP by the Audit Committee of the Company’s Board of Directors to serve as the Company’s independent auditors for 2021.

3. To consider and vote upon a resolution to approve, on a non‑binding, advisory basis, the compensation of certain executives of the Company as more fully described in the accompanying Proxy Statement.

4. To transact such other business as may be properly brought before the Annual Meeting and at any postponements or adjournments thereof.

The Board of Directors has fixed the close of business on March 25, 2021 as the record date for determining the stockholders entitled to receive notice of and to vote at the Annual Meeting and at any postponements or adjournments thereof. Only holders of record of the Company’s common stock, par value $0.01 per share (the “Common Stock”), at that time will be entitled to receive notice of and to vote at the Annual Meeting and at any postponements or adjournments thereof. The meeting will be held in a virtual meeting format via audio webcast only. Stockholders will not be able to attend the Annual Meeting physically but will be able to attend online and vote and submit questions online before and during the meeting.

The Annual Meeting can be accessed via the Company’s Annual Meeting Website at www.virtualshareholdermeeting.com/AVB2021 beginning 15 minutes prior to the scheduled start time of 10:00 a.m., Eastern Daylight Time. To attend the virtual meeting, holders of record and beneficial owners of AvalonBay Common Stock who received a Notice of Internet Availability of Proxy Materials, proxy card or instructions that accompanied proxy materials may visit www.virtualshareholdermeeting.com/AVB2021 and enter the 16-digit control number that accompanied such materials. A technical support telephone number will be made available on the virtual meeting platform when the registration window opens prior to the scheduled start time.

We request that you authorize a proxy to vote your shares, which is being solicited by the Board of Directors, by telephone or over the Internet by following the instructions on your proxy card. If you request printed copies of the Proxy Statement by mail, you may also authorize a proxy to vote your shares by completing and signing the enclosed proxy card and by mailing it promptly in the enclosed postage-prepaid envelope. Any proxy authorized by a holder of Common Stock may be revoked by delivering notice to the Company stating that the proxy is revoked using the same method as the original proxy authorization or by delivery of a properly authorized, later dated proxy. Holders of record of Common Stock who attend the Annual Meeting may vote during the meeting, even if they have previously delivered a signed proxy or authorized a proxy by telephone or over the Internet, but the attendance (without further action) of a stockholder at the Annual Meeting will not constitute revocation of a previously delivered proxy.

To ensure access, all validated stockholders may submit questions in advance, beginning on April 7, 2021, by visiting www.proxyvote.com, and may submit questions during the meeting by visiting the Annual Meeting Website at www.virtualshareholder meeting.com/AVB2021.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 20, 2021:

The Notice of Annual Meeting, Proxy Statement, Annual Report to Stockholders and Annual Report on Form 10-K for the year ended December 31, 2020, are available at www.proxyvote.com.

By Order of the Board of Directors
Arlington, Virginia                             Edward M. Schulman
April 7, 2021                                     Corporate Secretary

Proxy Statement Table of Contents

I. Some Questions You May Have Regarding This Proxy Statement
Q.    Why am I receiving these materials and what is included in the proxy materials?

A.    The proxy materials for our 2021 Annual Meeting of Stockholders include the Notice of Annual Meeting, this Proxy Statement, our Annual Report to Stockholders for the year ended December 31, 2020 (the "Annual Report"), and the Company's Form 10-K for the year ended December 31, 2020. If you received a paper copy of these materials, the proxy materials also include a proxy card or voting instruction form. The accompanying proxy is solicited on behalf of the Board of Directors of the Company. We are providing these proxy materials to you in connection with our 2021 Annual Meeting of Stockholders to be held on Thursday, May 20, 2021, at 10:00 a.m., Eastern Daylight Time, via audio webcast at www.virtualshareholdermeeting.com/AVB2021, and any postponements or adjournments thereof (the “Annual Meeting” or the “2021 Annual Meeting”). As a Company stockholder, you are invited to attend the Annual Meeting audio webcast and are entitled and requested to vote on the proposals described in this Proxy Statement.

Q.    Why did I receive a notice in the mail regarding the Internet availability of the proxy materials instead of a paper copy of the full set of proxy materials?

A.    This year, we are again using the SEC rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing to many of our stockholders a Notice of Internet Availability of the proxy materials (the “Notice”) instead of a paper copy of the proxy materials. All stockholders receiving the Notice will have the ability to access the proxy materials over the Internet and to request a paper copy.
Q.    How can I access the proxy materials electronically?
A.    This Proxy Statement, our 2020 Annual Report to Stockholders and our Annual Report on Form 10‑K for the year ended December 31, 2020 are available online at www.proxyvote.com. Instead of receiving a Notice or copies of our future annual reports, proxy statements, and proxy cards by mail, stockholders can elect to receive an email that will provide electronic links to our proxy materials and an electronic link to the proxy voting site. Choosing to receive your future proxy materials online will save us the cost of printing and mailing documents to you and help conserve natural resources. You may sign up for electronic delivery by visiting www.proxyvote.com. If you elect to receive these materials by electronic delivery, you may change your election at any time.
Q.    Who may vote at the Annual Meeting?
A.    You may vote all the shares of our common stock, par value $0.01 per share (“Common Stock”), that you owned at the close of business on March 25, 2021, the record date for determining stockholders entitled to receive notice of, and to vote on, these matters (the “Record Date”). On the Record Date, the Company had 139,604,350 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. You may cast one vote for each share of Common Stock held by you on all matters.
Q.    How do I listen to and attend the audio webcast of the Annual Meeting?

A.    This year’s Annual Meeting will again be held entirely via a live audio webcast. You are entitled to attend the Annual Meeting only if you were a stockholder of record of the Company on the Record Date or if you hold a valid proxy for the Annual Meeting. Beneficial holders of our Common Stock who received, with the proxy materials, instructions with a 16-digit control number may also attend the Annual Meeting. You will be able to attend the Annual Meeting and submit your questions before and during the Annual Meeting by visiting www.virtualshareholdermeeting.com/AVB2021 and entering the 16-digit control number included in your proxy card, or voting instruction form or notice obtained from a bank or broker or stockholder of record.

Q.    What if I have technical difficulties or trouble accessing the virtual meeting?

A.    We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual audio webcast of the Annual Meeting. If you encounter any difficulties accessing the Annual Meeting or during the Annual Meeting, please call the technical support telephone number that will be posted at www.virtualshareholdermeeting.com/AVB2021.

Q.    What constitutes a quorum at the Annual Meeting?
A.    The presence, in person or by proxy, of holders of a majority of all of the shares of Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and “broker non‑votes” will be counted for purposes of determining whether a quorum is present for the transaction of business at the Annual Meeting. A “broker non‑vote” refers to a share represented at the meeting held by a broker, as to which instructions have not been received from the beneficial owner or person entitled to vote such share and with respect to which, on one or more but not all matters, the broker does not have discretionary voting power to vote such share.
Note that under New York Stock Exchange (“NYSE”) rules, if you hold shares through a bank, broker or other institution and you do not provide your voting instructions to them at least ten days before the Annual Meeting, that firm has the discretion to vote your shares on proposals that the NYSE has determined are routine, such as the ratification of the appointment of the independent public accounting firm. A bank, broker or institution that holds your shares cannot vote your shares on non‑routine matters, such as the election of directors, approval of compensation‑related matters, or a proposal submitted by a stockholder, without your voting instructions.
Q.    What proposals will be voted on at the Annual Meeting?
A.    At the Annual Meeting, stockholders will be asked to: (1) elect 12 directors of the Company, (2) consider and vote upon ratification of the selection of Ernst & Young LLP as the Company’s independent auditors for 2021, (3) consider and vote upon a resolution to approve, on a non‑binding, advisory basis, the Company’s named executive officer compensation, and (4) transact such other business as may be properly brought before the Annual Meeting, in each case as specified in the Notice of Annual Meeting and more fully described in this Proxy Statement.
Q.    How do I vote?
A.    Whether you hold shares directly as the stockholder of record or indirectly as the beneficial owner of shares held for you by a broker or other nominee (i.e., in “street name”), you may direct your vote without attending the Annual Meeting. You may vote by granting a proxy or, for shares you hold in street name, by submitting voting instructions to your broker or nominee. In most instances, you will be able to do this over the Internet, by telephone or, if you request printed copies of the proxy materials, by mail. Please refer to the summary instructions below and those included on your proxy card or, for shares you hold in street name, the voting instruction card provided by your broker or nominee.
    By Internet - If you have Internet access, you may authorize your proxy from any location in the world by following the “By Internet” instructions on the proxy card or, if applicable, the Internet voting instructions that may be described on the voting instruction card sent to you by your broker or nominee.
By Telephone - If you are calling from the United States or Canada, you may authorize your proxy by following the “By Telephone” instructions on the proxy card or, if applicable, the telephone voting instructions that may be described on the voting instruction card sent to you by your broker or nominee.
By Mail - If you request printed copies of the proxy materials, you may authorize your proxy by signing your proxy card and mailing it in the enclosed, postage‑prepaid and addressed envelope. For shares you hold in street name, you may sign the voting instruction card included by your broker or nominee and mail it in the envelope provided.
For shares held directly in your name, you may change your proxy instructions at any time prior to the vote at the Annual Meeting. You may do this by granting a new properly executed and later‑dated proxy using the same method you originally used to authorize your proxy, by filing a written revocation with the Secretary of the Company at the address of the Company set forth above, or by attending the Annual

Meeting and voting during the meeting. Attendance at the Annual Meeting without further action will not cause your previously granted proxy to be revoked. You may change your proxy instructions for shares you beneficially own by submitting new voting instructions to your broker or nominee in the manner and within the time periods they prescribe.

If a properly signed proxy is submitted but not marked as to a particular item, the proxy will be voted (i) FOR the election of the nominees for director of the Company named in this Proxy Statement, (ii) FOR the ratification of the selection of Ernst & Young LLP as the Company’s independent auditors for 2021, and (iii) FOR the non‑binding, advisory resolution to approve the Company’s named executive officer compensation. It is not anticipated that any matters other than those set forth in the Proxy Statement will be presented at the Annual Meeting. If other matters are presented, proxies will be voted in the discretion of the proxy holders.
Q.    What is householding?
A.    If you and other residents at your mailing address own shares of Common Stock in street name, your broker, bank or other nominee may have sent you a notice that your household will receive only one Annual Report, Notice of Annual Meeting and Proxy Statement. This procedure is known as “householding” and is intended to reduce the volume of duplicate information stockholders receive and also reduce our printing and postage costs. If you consented or were deemed to have consented to householding, your broker, bank or other nominee may send one copy of our Annual Report, Notice of Annual Meeting and Proxy Statement to your address for all residents that own shares of Common Stock in street name. If you wish to revoke your consent to householding, you must contact your broker, bank or other nominee. If you are receiving multiple copies of our Annual Report, Notice of Annual Meeting and Proxy Statement, you may be able to request householding by contacting your broker, bank or other nominee.
If you wish to request extra copies free of charge of our Annual Report or Proxy Statement, please send your request to the Corporate Secretary at the address below, call us with your request at 703‑329‑6300 or visit the “Investor Relations” section of our website at www.avalonbay.com.

The Company’s 2020 Annual Report to Stockholders and a copy of the Company’s Annual Report on Form 10‑K for the year ended December 31, 2020, as filed with the Securities and Exchange Commission (“SEC”), are being made available to stockholders concurrently with the availability of this Proxy Statement. The Annual Report to Stockholders and Form 10‑K, however, are not part of the proxy solicitation materials. A copy of any or all exhibits to the Company’s Annual Report on Form 10‑K, and a copy of the Company’s Code of Business Conduct and Ethics, may be obtained free of charge by writing to the Company at its principal executive offices at the following address: AvalonBay Communities, Inc., 4040 Wilson Boulevard, Suite 1000, Arlington, VA 22203, Attention: Corporate Secretary or by accessing the “Investor Relations” section of the Company’s website (www.avalonbay.com).

II. Proxy Summary
This summary highlights certain information about AvalonBay Communities, Inc., a Maryland corporation (the “Company”), and its 2021 Annual Meeting of Stockholders and summarizes information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider and you should read the entire Proxy Statement before voting. For more complete information regarding the Company’s 2020 performance, please review the Company’s Annual Report on Form 10‑K for the year ended December 31, 2020, and the Company’s 2020 Annual Report to Stockholders, both of which are available to stockholders online at www.proxyvote.com and on the Company's website at www.avalonbay.com/investors. This Proxy Statement and the accompanying Notice of Annual Meeting and proxy card are first being made available to stockholders on or about April 7, 2021.

2021 Annual Meeting of Stockholders Information

Date and Time:	Thursday, May 20, 2021, at 10:00 a.m., Eastern Daylight Time
Virtual Meeting Site:	www.virtualshareholdermeeting.com/AVB2021
Record Date:	March 25, 2021

Meeting Agenda and Voting Matters

Proposal	Board’s Voting Recommendation	Page References
1. Election of Directors	FOR EACH NOMINEE	9-14
2. Ratification of Selection of Independent Auditor	FOR	15
3. Non-Binding, Advisory Vote to Approve Executive Compensation	FOR	15-16

Election of Directors (Proposal 1)

The Board of Directors recommends a vote FOR each director nominee.

Name	Age	Director Since	Independent	Committees*
Timothy J. Naughton	59	2005		IFC
Benjamin W. Schall	46	2021		IFC
Glyn F. Aeppel	62	2013	X	IFC, NCG
Terry S. Brown	59	2015	X	IFC (Chair), NCG
Alan B. Buckelew	72	2011	X	AC, CC
Ronald L. Havner, Jr.	63	2014	X	AC (Chair), IFC
Stephen P. Hills	62	2017	X	AC, IFC
Christopher B. Howard	52	Nominee	X
Richard J. Lieb	61	2016	X	AC, CC (Chair)
Nnenna Lynch	49	Nominee	X
Susan Swanezy	62	2016	X	NCG (Chair), IFC
W. Edward Walter**	65	2008	X	CC, NCG

* IFC = Investment and Finance Committee, AC = Audit Committee, CC = Compensation Committee, NCG = Nominating and Corporate Governance Committee. Immediately following the Annual Meeting, the Board expects to appoint Christopher Howard and Nnenna Lynch to the Investment and Finance Committee and the Audit Committee, and that Stephen Hills will rotate from the Audit Committee to the Compensation Committee.
** Mr. Walter is the Lead Independent Director.

Ratification of Selection of Auditors (Proposal 2)

The Board of Directors recommends a vote FOR ratification of the selection of Ernst & Young by the Audit Committee of the Company’s Board of Directors to serve as the Company’s independent auditors for 2021.

Advisory Vote to Approve Executive Compensation (Proposal 3)

The Board of Directors recommends a vote FOR the resolution to approve, on a non‑binding, advisory basis, the compensation paid to the Company’s Chief Executive Officer and other officers named in the Summary Compensation Table on Page 54.

Corporate Governance Best Practices

Commitment to Board refreshment including guidelines on director and committee chairman tenure
Board, committee and director evaluations
Annual election of all directors and majority voting in uncontested elections
Lead Independent Director
Independent Audit, Compensation and Nominating and Corporate Governance Committees
Regular executive sessions of independent directors, including at each regularly scheduled Board meeting
Director and senior officer stock ownership guidelines
Robust Anti-Hedging, Anti-Speculation and No Pledging policies
Policy regarding stockholder approval of future severance agreements that provide for severance benefits above a certain level
Bylaws contain provisions for stockholder rights relating to proxy access and Bylaw amendments
Policy on recoupment of incentive compensation (clawback policy)
No stockholder rights plan (“poison pill”) and policy regarding adoption of future plans
Double-trigger equity compensation vesting in the event of a change in control
Policy on political contributions and government relations
Policy to encourage and reimburse directors for attendance at director education events
Published comprehensive sustainability and corporate social responsibility report
Annual advisory vote to ratify independent auditor
Annual advisory vote on executive compensation

III. Human Capital: AvalonBay's Culture & Workforce

Our purpose as a company is to create a better way to live, and all AvalonBay associates, from those based at our communities to those at our regional and corporate offices, have a role to play in bringing our purpose to life.

We believe that AvalonBay's culture is a differentiator that leads to success in fulfilling our purpose. Our company culture centers around our core values and cultural norms, which are touchstones that help guide our behavior and decision-making.

Our Core Values

Our Cultural Norms

Our Workforce

As of January 31, 2021, we had 3,090 full-time and part-time employees and 47 temporary employees. Approximately 71% of our associates work on-site at our operating communities and the remainder work on other functions. Approximately 39% of our associates self-identify as female and 51% self-identify as non-White.

Inclusion and Diversity
We believe that an inclusive and diverse workforce at all levels of our organization is critical to succeed in the competition for talent and helps maintain a motivated and engaged workforce with a variety of perspectives. To help promote an inclusive culture, we provide associate resource groups and opportunities for associates with diverse backgrounds, experiences, and perspectives to connect with one another and continue to strengthen our culture. Our senior leaders are sponsors of these networks, but they are managed by associates. Current associate resource groups include:

–Black Associate Coalition;
–Women’s Leadership Network;
–Latinx Employees of AvalonBay for Diversity;
–Associate Rainbow Coalition; and
–Parents and Caregivers Group.

The Company has also offered training in unconscious bias to all associates at the manager level and above and has broadened its talent acquisition efforts to include diverse interview slates and panels and outreach to student groups and associations that represent diverse populations.

In 2020, the Company announced specific goals to increase gender and racial diversity at the management level by 2025 and announced a partnership with the National Urban League, including a $150,000 commitment.

Mr. Naughton, the Company’s CEO, joined the CEO Action for Diversity and Inclusion pledge and, most recently, the Nareit Dividends Through Diversity, Equity & Inclusion ("DDEI") CEO Council.

As of January 31, 2021, the self-reported ethnicity of our associates was as follows:

Others: American Indian/Alaska Native, Native Hawaiian/Other Pacific Islander, two or more races, undeclared and no response.

Training & Development

We recognize that attracting, motivating, developing, and retaining engaged and capable associates is critical to our long-term success. We promote the professional development and career advancement of our associates. We expect our managers and associates to have ongoing check-in conversations and memorialize them in a year-end performance review. We train our associates in a variety of ways, including through our learning management system, AvalonBay University, which offers approximately 700 courses providing technical, management, ethics, compliance and cyber-awareness training.

Associate Engagement

Each year we conduct an Associate Perspective Survey, which enables AvalonBay to better understand how associates view the Company, their managers, and their overall experience. Based on the survey results, we endeavor to improve in areas that are deemed by associates to need improvement. For the 2020 survey, we included questions on COVID-19 and Inclusion and Diversity to help us understand how our associates feel about the actions the Company has taken thus far in those areas. The 2020 survey showed that our associates’ engagement remained in the top 25 percent of companies surveyed by our survey vendor.

Health and Safety

We take workplace safety seriously at our construction sites, our operating communities and our offices. Through our Construction Site Safety Observation program and our dedicated safety team, we monitor project-level safety performance metrics at our construction sites, and elements of compensation for our construction group and our CEO are based on safety compliance performance. Our maintenance associates are required to take monthly safety training on a variety of subjects, and our risk management group monitors incident reports from our offices and communities.

The COVID-19 pandemic has presented unique health and safety challenges, and we have taken a number of actions in response to promote the well-being of our associates, including permitting remote work and flexible schedules where feasible, providing extended Company paid leave for associates who needed to miss work for COVID-19 related reasons, establishing office and community protocols for associate safety, conducting training and refresher courses on COVID-19 prevention, and communicating regularly with associates on COVID-19 topics, including advising on how to sign up for vaccinations.

Board Oversight

The Company’s Board of Directors, through its Compensation Committee, regularly reviews management’s human resources practices, including talent management, succession planning, diversity metrics, and inclusion and diversity efforts. The Board actively supports activities that encourage an inclusive culture at AvalonBay, including in some cases participating in and contributing to programs sponsored by the Company’s associate resource groups.

Additional information on each of these areas relating to human capital management can be found in our Corporate Responsibility Report by visiting https://www.avaloncommunities.com/about-us/corporate-responsibility/cr-reports. Materials located on the Company’s website and referenced herein are not deemed to be part of the Proxy Statement and are not incorporated by reference.

IV. PROPOSALS

Proposal 1: Election of Directors

The Board of Directors currently consists of 11 members. The Board of Directors has nominated for election all current directors other than H. Jay Sarles, who is retiring as previously announced. The Board of Directors has also nominated Christopher B. Howard and Nnenna Lynch for election. Accordingly, 12 nominees will stand for election at the Annual Meeting and if elected will serve until the 2022 Annual Meeting of Stockholders and until their successors are elected and qualify. The following individuals have been nominated by the Board of Directors to serve as directors: Glyn F. Aeppel, Terry S. Brown, Alan B. Buckelew, Ronald L. Havner, Jr., Stephen P. Hills, Christopher B. Howard, Richard J. Lieb, Nnenna Lynch, Timothy J. Naughton, Benjamin W. Schall, Susan Swanezy and W. Edward Walter (each, a “Nominee” and, collectively, the “Nominees”). The Board of Directors anticipates that each of the Nominees, if elected, will serve as a director. However, if any person nominated by the Board of Directors is unable to serve or for good cause will not serve, the proxies will be voted for the election of such other person as the Board of Directors may recommend. You may not vote for more than 12 directors at the Annual Meeting.

Required Vote and Recommendation

Only holders of record of Common Stock as of the close of business on the Record Date are entitled to vote on this proposal. Proxies will be voted for all of the Nominees unless contrary instructions are set forth on the enclosed proxy card. Under the Company’s Bylaws, a majority of the total votes cast as to each Nominee is required to elect such Nominee. Under Maryland law, abstentions and broker non‑votes are not treated as votes cast. Accordingly, an abstention or broker non‑vote will have no effect on the result of the vote.

The Board of Directors unanimously recommends a vote FOR all of the Nominees.

Information Regarding Nominees

Tenure, Gender and Ethnic Diversity of 2021 Nominees
The Company’s Board of Directors has included in the Company’s Corporate Governance Guidelines term expectations that reflect the Company’s view of the importance of Board succession planning and refreshment. In general, the Company expects that a non-employee director will not be re-nominated after the completion of 12 full years of service or within the several years that follow.
The Nominating and Corporate Governance Committee and the full Board are focused on ensuring that the composition of the Board continues to provide the diversity of background, experience, functional skill set, expertise, and thought necessary to appropriately address the needs of the Company and its stockholders. The pie charts below reflect the following: Glyn Aeppel, Nnenna Lynch and Susan Swanezy have self-identified as female and Christopher Howard and Nnenna Lynch have self-identified as Black or African-American.

Director Skills/Experience Matrix

The following table summarizes the key qualifications, skills and experiences of each director that the Board considered most important in its decision to nominate or re-nominate that individual to the Board. Exclusion of a factor for a Nominee does not necessarily mean the Nominee does not possess that attribute. It means only that when the Nominating and Corporate Governance Committee considered the skills and experiences of that Nominee in the overall context of the members of the Board of Directors, that attribute was not considered a key factor in the determination to nominate or re-nominate that individual.

*Representation of gender or ethnic perspectives that expand the Board’s understanding of the needs and viewpoints of our prospects, residents, associates, and other stakeholders. The following directors or Nominees have self-identified as female: Glyn Aeppel, Susan Swanezy and Nnenna Lynch. The following directors or Nominees have self-identified as Black or African American: Christopher Howard and Nnenna Lynch.

The full Nominee biographies below describe each director’s qualifications and relevant experience in more detail. The age of each Nominee shown below is as of the date of this Proxy Statement.
Employee Director Nominees:

Timothy J. Naughton Age: 59 Director Since: September 2005	AvalonBay Committees:	Other Public Company Boards:
	Investment and Finance	Park Hotels and Resorts, Inc.

Mr. Naughton is the Company’s Chairman of the Board and Chief Executive Officer and has been a director of the Company since September 2005. He has served as Chairman of the Board since May 2013, as Chief Executive Officer since January 2012, and served as President from February 2005 until January 2021. Mr. Naughton’s prior roles included serving as the Company’s Chief Operating Officer, Chief Investment Officer, and Regional Vice President - Development and Acquisitions. Mr. Naughton has been with the Company and its predecessors since 1989. Mr. Naughton is a director of Park Hotels & Resorts, Inc., a publicly traded hotel real estate investment trust. He is a former Chairman of the National Association of Real Estate Investment Trusts (“Nareit”). Mr. Naughton is also a member of The Real Estate Round Table, is a member and past chairman of the Multifamily Council of the Urban Land Institute (“ULI”), and is a member of the Real Estate Forum. He sits on the board of the Jefferson Scholars Foundation at the University of Virginia. Mr. Naughton received his Master of Business Administration from Harvard Business School in 1987 and earned his undergraduate degree from the University of Virginia, where he was elected to Phi Beta Kappa.

Benjamin W. Schall Age: 46 Director Since: January 2021	AvalonBay Committees:	Other Public Company Boards:
	Investment and Finance	None currently

Mr. Schall has been the Company’s President and a director of the Company since January 2021. Before joining the Company, Mr. Schall was the Chief Executive Officer and President and a trustee of Seritage Growth Properties, a publicly traded real estate investment trust principally engaged in owning, developing and managing a diversified portfolio of retail and mixed-use properties throughout the United States. Prior to joining Seritage in those roles in May 2015, Mr. Schall served as Chief Operating Officer of Rouse Properties, Inc., a publicly traded mall and retail REIT (since acquired) from 2012 to 2015, and prior to that as Senior Vice President of Vornado Realty Trust, a publicly traded REIT that owns, manages and develops office and retail assets. Mr. Schall is a Trustee of the International Council of Shopping Centers ("ICSC") and a member of Nareit. Mr. Schall is Co-Chair of the Board of University Settlement, a non-profit service provider in New York City. Mr. Schall received his Master of Business Administration from Harvard Business School in 2003 and earned his undergraduate degree from Swarthmore College.

Non‑Employee Director Nominees:

Glyn F. Aeppel Age: 62 Director Since: May 2013	AvalonBay Committees:	Other Public Company Boards:
	Investment and Finance Nominating and Corporate Governance	Simon Property Group, Inc.
Ms. Aeppel has more than 30 years of experience in property acquisitions, development and financing. Ms. Aeppel established a hotel investment and advisory company, Glencove Capital, in June 2010, and serves as its President and Chief Executive Officer. From October 2008 to May 2010, Ms. Aeppel served as Chief Investment Officer of Andre Balazs Properties, an owner, developer and operator of luxury hotels. From April 2006 to October 2008, she served as Executive Vice President of Acquisitions and Development for Loews Hotels and as a member of its Executive Committee. From April 2004 to April 2006, she was a principal of Aeppel and Associates, a hospitality advisory development company, during which time she assisted Fairmont Hotels and Resorts in expanding in the United States and Europe. Prior to April 2004, Ms. Aeppel held executive positions with Le Meridien Hotels, Interstate Hotels and Resorts, Inc., FFC Hospitality, LLC, Holiday Inn Worldwide and Marriott Corporation. Ms. Aeppel is a director of Simon Property Group, Inc., a publicly traded real estate investment company. She also serves on three private company boards: Exclusive Resorts, Gilbane, Inc. and Concord Hospitality Enterprises. Ms. Aeppel received a Master of Business Administration from Harvard Business School and an undergraduate degree from Principia College.

Terry S. Brown Age: 59 Director Since: January 2015	AvalonBay Committees:	Other Public Company Boards:
	Investment and Finance (Chair) Nominating and Corporate Governance	None currently

Mr. Brown is the Chairman and Chief Executive Officer of Asana Partners, a private real estate investment company, which he helped found in 2015. Prior to that he was Chairman and Chief Executive Officer of EDENS, one of the country’s leading private owners, operators and developers of retail real estate. Mr. Brown joined EDENS as its CEO in 2002. Before joining EDENS he was Chief Executive Officer of Anderson Corporate Finance LLC (NASD broker dealer subsidiary of Arthur Andersen LLP) where he was responsible for strategy and investment banking activities on a global basis across the real estate, manufacturing, technology, services and energy industries. Mr. Brown is a summa cum laude graduate of the University of Georgia with a Bachelor of Business Administration degree.

Alan B. Buckelew Age: 72 Director Since: September 2011	AvalonBay Committees:	Other Public Company Boards:
	Audit Compensation	None currently

Mr. Buckelew retired in December 2018 from his position as Chief Information Officer of Carnival Corporation, a publicly traded cruise line holding company, a position he had held since December 2016. From 2013 to 2016 he served as Carnival’s Chief Operating Officer. Prior to that he was President of Princess Cruises, Inc. from 2004 to 2013, overseeing the brand and operations of Princess Cruises. Mr. Buckelew also served as Chief Operating Officer for Cunard Cruise Line from 2004 to 2007. Prior to these roles, Mr. Buckelew served from 2000 to 2004 as Executive Vice President of Corporate Services and Chief Financial Officer for Princess Cruises, with responsibility for the Company’s strategic planning, marketing and yield management functions. Mr. Buckelew is a director of the Vietnam Veterans Memorial Fund. Mr. Buckelew received an undergraduate degree and Master of Business Administration from the University of California, Los Angeles.

Ronald L. Havner, Jr. Age: 63 Director Since: September 2014	AvalonBay Committees:	Other Public Company Boards:
	Audit (Chair) Investment and Finance	Public Storage PS Business Parks, Inc. Shurgard Self-Storage, SA

Mr. Havner is the Chairman of the Board of Public Storage, a publicly traded self-storage facility real estate investment trust, a position he has held since 2011. Mr. Havner stepped down from the additional position of Chief Executive Officer of Public Storage at the end of 2018, a position he had held since 2002. Mr. Havner has been Chairman of the Board of PS Business Parks, Inc., a publicly traded real estate company, since March 1998 and is Chairman of the Board of Shurgard Self-Storage SA, an owner and operator of self-storage facilities in Europe whose shares are listed for trading on the Euronext Brussels Exchange. Mr. Havner is a previous Chairman of the Board of Governors of Nareit. Mr Havner holds a Bachelor of Arts in Economics from the University of California, Los Angeles.

Stephen P. Hills Age: 62 Director Since: September 2017	AvalonBay Committees:	Other Public Company Boards:
	Audit (current) Compensation (proposed) Investment and Finance	None currently
In 2016, Mr. Hills joined the Georgetown University Law Center, where he is the Founding Director of the law school’s Business Law Scholars Program. Prior to joining Georgetown Law, Mr. Hills worked for 28 years with the Washington Post, where he had served since 2002 as President and General Manager. Mr. Hills holds an undergraduate degree from Yale University and a Master of Business Administration from Harvard Business School.

Christopher B. Howard Age: 52 Nominee	AvalonBay Committees: (proposed following Annual Meeting)	Other Public Company Boards:
	Audit Investment and Finance	None currently

Dr. Howard is the President of Robert Morris University (PA) (“RMU”), a position he has held since February 2016. RMU, in Pittsburgh, PA, is a nationally ranked doctoral-granting university with approximately 5,000 students and more than 90 undergraduate and graduate degree programs across four academic schools. Prior to his appointment as president of RMU, Dr. Howard had been, since 2010, the president of Hampden-Sydney College and, before that, he served as vice president for leadership and strategic initiatives at the University of Oklahoma. Dr. Howard’s experience includes service in both the military (he earned a Bronze Star for his service in Afghanistan in 2003) and the private sector (he worked in a variety of capacities at both General Electric and Bristol-Myers Squibb). Dr. Howard serves and has served as a board member or trustee of a number of non-profits, including organizations focused on education and career advancement for military personnel and underprivileged youth. Dr. Howard is a Distinguished Graduate of the U.S. Air Force Academy; the University of Oxford where, as a Rhodes Scholar, he earned his doctorate in politics; and the Harvard Business School with Distinction.

Richard J. Lieb Age: 61 Director Since: September 2016	AvalonBay Committees:	Other Public Company Boards:
	Audit Compensation (Chair)	CBL & Associates Properties, Inc. VEREIT, Inc. iStar, Inc.

Mr. Lieb is a Senior Advisor at Greenhill & Co., LLC, a publicly traded investment bank. Prior to that he was a Managing Director and Chairman of Real Estate at Greenhill. Mr. Lieb previously served Greenhill in a variety of senior positions, including as head of Greenhill’s Real Estate, Gaming and Lodging Group. Mr. Lieb was also Greenhill’s Chief Financial Officer from 2008 to 2015. Prior to joining Greenhill in 2005, Mr. Lieb spent more than 20 years with Goldman, Sachs & Co., where he headed its Real Estate Investment Banking Department from 2000 to 2005. Mr. Lieb is also a director of CBL & Associates Properties, Inc, VEREIT, Inc. and iStar, Inc., each a publicly traded REIT. Mr. Lieb holds a Master of Business Administration from Harvard Business School and a BA from Wesleyan University.

Nnenna Lynch Age: 49 Nominee	AvalonBay Committees: (proposed following Annual Meeting)	Other Public Company Boards:
	Audit Investment and Finance	None currently
Ms. Lynch is the Founder and CEO of Xylem Projects, a real estate development venture that she founded in July 2018. Xylem focuses on creating mixed-use projects that serve residents and neighborhoods. Prior to founding Xylem Projects, Ms. Lynch was Head of Development at The Georgetown Company, a real estate investment and development company that she joined in March 2014. Prior to joining The Georgetown Company, Ms. Lynch had served, since 2008, as a Senior Policy Advisor in the Bloomberg mayoral administration in New York City where, among other duties, she led initiatives that resulted in the redevelopment and construction of new housing and commercial space. In both the private sector and as a public employee, Ms. Lynch helped to plan and create affordable housing in New York City. Ms. Lynch graduated from Villanova University and the University of Oxford where, as a Rhodes Scholar, she earned a master’s degree in social anthropology. Ms. Lynch serves as a board member or trustee of a number of non-profits, including the Van Alen Institute, which focuses on helping create equitable cities through inclusive design. Ms. Lynch also serves on the Board of Trustees of Villanova University.

Susan Swanezy Age: 62 Director Since: September 2016	AvalonBay Committees:	Other Public Company Boards:
	Nominating and Corporate Governance (Chair) Investment and Finance	None currently

Since 2010, Ms. Swanezy has been a partner at Hodes Weill & Associates L.P., a global advisory firm focused on the real estate investment management industry. Previously, Ms. Swanezy served as Managing Director, Global Head of Capital Raising for Real Estate Products at Credit Suisse Group AG, and held a variety of positions at Deutsche Bank AG and its affiliates, including serving as a Partner and Managing Director - Client Relations for RREEF, the real estate investment management business of Deutsche Bank’s Asset Management division. In addition to her real estate experience, Ms. Swanezy brings a deep network of relationships and knowledge of both the public and private capital markets. Ms. Swanezy has a BS degree from the School of Foreign Service, Georgetown University.

W. Edward Walter Age: 65 Director Since: September 2008	AvalonBay Committees:	Other Public Company Boards:
	Compensation Nominating and Corporate Governance Lead Independent Director	Ameriprise Financial, Inc.

Mr. Walter has served as the Global Chief Executive Officer for the Urban Land Institute ("ULI") since June 2018. Prior to that he was the Robert and Lauren Steers Chair in Real Estate at the Steers Center for Global Real Estate at Georgetown University’s McDonough School of Business where he continues to serve as an adjunct professor. He served as President and Chief Executive Officer of Host Hotels and Resorts, Inc. (“Host”), a publicly traded premier lodging real estate company, from October 2007 through December 2016, with his employment ending on January 31, 2017. From 2003 until October 2007, he served as Executive Vice President and Chief Financial Officer of Host. From 1996 until 2003 he served in various senior management positions with Host, including Chief Operating Officer. Mr. Walter is also past Chairman of Nareit, the past Chairman of the Federal City Council and a member of the Board of Visitors of the Georgetown University Law Center. Mr. Walter serves on the board of Ameriprise Financial, Inc., a publicly traded financial planning services company. Mr. Walter received his undergraduate degree from Colgate University and a law degree from Georgetown University.

Proposal 2: Ratification of Selection of Independent Auditors

The Board recommends that the stockholders ratify the Audit Committee’s selection of Ernst & Young LLP (“Ernst & Young”) as the independent auditors of the Company for fiscal year 2021. Ernst & Young was also the Company’s principal independent auditors for fiscal year 2020. If the selection of Ernst & Young is not ratified, the Audit Committee anticipates that it will nevertheless engage Ernst & Young as auditors for fiscal year 2021 but will consider whether it should select a different auditor for fiscal year 2022. If the selection of Ernst & Young is ratified by the stockholders, the Audit Committee may nevertheless determine, based on changes in fees, personnel or for other reasons, to engage a firm other than Ernst & Young for the 2021 audit.

Representatives of Ernst & Young are expected to be present via audio at the Annual Meeting and will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

Required Vote and Recommendation

Only holders of record of Common Stock as of the close of business on the Record Date are entitled to vote on this proposal. Proxies will be voted for ratification of the selection of Ernst & Young as the Company’s independent auditors for fiscal year 2021 unless contrary instructions are set forth on the enclosed proxy card. A majority of the total votes cast on the proposal at the Annual Meeting is required to ratify the selection of Ernst & Young. Under Maryland law, abstentions and broker non‑votes are not treated as votes cast. Accordingly, an abstention or broker non‑vote will have no effect on the result of the vote.

The Board of Directors unanimously recommends a vote FOR the ratification of the selection of Ernst & Young as the Company’s independent auditors for fiscal year 2021.

Proposal 3: Non‑Binding, Advisory Vote on Executive Compensation

The Compensation Discussion and Analysis beginning on page 25 of this Proxy Statement describes the Company’s executive officer compensation program and decisions made by the Compensation Committee and the Board of Directors with respect to the 2020 compensation of our Chief Executive Officer and other officers named in the Summary Compensation Table on page 54 (the “Named Executive Officers”). As noted in the Compensation Discussion and Analysis, the Company’s goals for its executive compensation program are (i) to attract, motivate and retain experienced and effective executives, (ii) to direct the performance of those executives with clearly defined goals and measures of achievement and (iii) to align the interests of management with the interests of our stockholders.

At our 2017 Annual Meeting of Stockholders, our stockholders voted on a proposal regarding the frequency of holding a non-binding, advisory vote on the compensation of our Named Executive Officers (a “Say-on-Pay Vote”), among other matters. A majority of the votes cast on the frequency proposal were cast in favor of holding a Say-on-Pay Vote every year, which was consistent with the recommendation of our Board of Directors. Our Board currently intends for the Company to hold a Say-on-Pay Vote every year at least until the 2023
Annual Meeting of Stockholders, which is the next required advisory vote on the frequency of holding a Say-on-Pay Vote.

While the vote on the following resolution is advisory in nature and therefore will not bind us to take any particular action, our Board of Directors will carefully consider the stockholder vote resulting from the proposal in making future decisions regarding our compensation program. The Board of Directors is asking stockholders to cast a non‑binding, advisory vote on the following resolution:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and any related material disclosed in this Proxy Statement, is hereby APPROVED, on a non‑binding, advisory basis, by the stockholders of the Company.”

Required Vote and Recommendation

Only holders of record of Common Stock as of the close of business on the Record Date are entitled to vote on this proposal. Proxies will be voted for adoption of the resolution approving the compensation disclosed unless contrary instructions are set forth on the enclosed proxy card. A majority of the votes cast on the proposal at the Annual
Meeting is required to provide non‑binding, advisory approval of the compensation paid to the Company’s Named Executive Officers. Under Maryland law, abstentions and broker non‑votes are not treated as votes cast. Accordingly, an abstention or broker non‑vote will have no effect on the result of the vote.

The Board of Directors unanimously recommends a vote FOR the resolution to approve, on a non-binding, advisory basis, the compensation paid to the Company’s Named Executive Officers.

Other Matters
The Board of Directors does not know of any matters other than those described in this Proxy Statement that will be presented for action at the Annual Meeting. If other matters are presented, proxies will be voted in the discretion of the proxy holders.

Regardless of the number of shares you own, your vote is very important to the Company. Please authorize a proxy by telephone or over the Internet to vote your shares by following the instructions on your proxy card or complete, sign, date and promptly return the enclosed proxy card.

V. Corporate Governance And Related Matters

Code of Ethics and Corporate Governance Guidelines

The Company has adopted a Code of Business Conduct and Ethics (the “Code”). The Code constitutes a “code of ethics,” as defined by the SEC, that applies to the Company’s Board of Directors as well as its Chief Executive Officer, Chief Financial Officer, principal accounting officer, controller, and other employees of the Company. In addition, the Company has adopted Corporate Governance Guidelines. Copies of the Code and the Corporate Governance Guidelines are available on the Investor Relations section of the Company’s website (www.avalonbay.com) under “Corporate
Governance Documents.” To the extent required by the rules of the SEC and the NYSE, we will disclose amendments and waivers relating to these documents in the same place on our website. Additional information on corporate governance policies is included in “Compensation Policies” on pages 51-52, including information on the following Company policies: Executive Stock Ownership Guidelines; Anti-Hedging, Anti-Speculation and No Pledging Policies; Severance Policy; and Policy on Recoupment of Incentive Compensation (Clawback Policy).

The Board of Directors and its Committees

Board of Directors

The Board of Directors currently consists of 11 directors. Each of the current directors (other than H. Jay Sarles, who is retiring as previously announced) is a candidate for election. In addition, the Board has nominated Christopher B. Howard and Nnenna Lynch as candidates for election. The Board of Directors met ten times during 2020. The Board of Directors generally schedules regular executive sessions at each of its meetings during which the Company’s independent directors meet without management participation. During 2020, each of the directors attended at least 75% of the total number of meetings of the Board of Directors and meetings of the committees of the Board of Directors of which he or she was a member. The Board’s policy is that each director attend the Company’s annual meetings of stockholders at which he or she is a nominee, and all directors who were nominees were in attendance at the virtual 2020 Annual Meeting of Stockholders.

As discussed below under Nominating and Corporate Governance Committee, the Board considers a variety of factors when choosing candidates for Board appointment or nomination. While the Board values long‑tenured directors who know the Company and management well, the
Board also believes that it is important to assure that
from time to time vacancies occur on the Board that create opportunities for new directors who may bring different or more recent experiences or expertise to the Board. Consistent with this philosophy, five new independent directors have joined or will join the AvalonBay Board in the past five years: Richard Lieb (2016), Susan Swanezy (2016), Stephen Hills
(2017), Christopher B. Howard (2021), and Nnenna Lynch (2021).

The Company’s Corporate Governance Guidelines incorporate term expectations that reflect the Board’s view of the importance of board succession planning. Specifically, the Corporate Governance Guidelines (i) express an expectation that an independent director will not be re‑nominated after the completion of 12 full years of service or within the several years that follow; (ii) express an expectation that the Lead Independent Director will serve in that role for approximately three to five years; and (iii) express an expectation that Committee chairs will serve for three to five years. In each case, the guideline is flexible and the exact timing for any transition will depend on the needs of the Board at the time and the timing of identification and nomination of a successor.

Each year the Board conducts a self-evaluation in which the Lead Independent Director talks to each director individually and separately regarding his or her view of how the Board overall and each of its directors is performing. Topics discussed may include whether there are additional items that should be added to agendas, whether management is providing the Board with the information it needs to effectively review the Company’s performance and risks, whether a healthy level of debate and participation occur at meetings, whether the composition of the Board is appropriate, and whether the Board is adequately monitoring the Company’s strategic direction and the performance and development of management. This feedback is then discussed in an executive session of the Board.

Audit Committee

The Board of Directors has established an Audit Committee. The current members of this committee are Messrs. Havner (Chair), Buckelew, Hills and Lieb. Following the Annual Meeting, the Board expects that it will appoint Dr. Howard and Ms. Lynch to the Audit Committee and that Mr. Hills will rotate off the Audit Committee. The Board of Directors has determined that each of Messrs. Havner, Buckelew and Lieb is an “audit committee financial expert” as defined by the SEC. In the case of Mr. Havner, this determination was based on his past experience as a Certified Public Accountant and Chief Financial Officer and Chief Executive Officer of a public company. In the case of Mr. Buckelew, this determination was based on his experience as Chief Financial Officer at Princess Cruises, and the fact that the Internal Audit Function of Carnival Cruises had reported to him. For Mr. Lieb, the determination was based on his past experience as Chief Financial Officer of Greenhill & Co. and his experience with Goldman Sachs. The designation of each of Messrs. Havner, Buckelew and Lieb by the Board as an “audit committee financial expert” is not intended to be a representation that they are experts for any purpose as a result of this designation, nor is it intended to impose on them any duties, obligations or liabilities that are greater than the duties, obligations or liabilities imposed on them as members of the Audit Committee and the Board in the absence of this designation. The Board of Directors has determined that the current and proposed members of the Audit Committee, including the audit committee financial experts, are “independent” under the rules of the NYSE and financially literate. The Audit Committee, among other functions, has the sole authority to appoint and replace the independent auditors, is responsible for the compensation and oversight of the work of the independent auditors, reviews the results of the audit engagement with the independent auditors, and reviews and discusses with management and the independent auditors the Company's quarterly and annual financial statements and major changes in accounting and auditing principles. The Audit Committee also oversees and reviews the Company’s cyber security practices and policies. The Audit Committee met seven times during 2020. The Board of Directors has adopted a written charter for the Audit Committee. A copy of the Audit Committee charter is available on the “Investor Relations” section of the Company’s website (www.avalonbay.com) under “Corporate Governance Documents.”

Compensation Committee

The Board of Directors has established a Compensation Committee. The current members of this committee are Messrs. Lieb (Chair), Buckelew, Walter and Sarles. Mr. Sarles is retiring from the Board and following the Annual Meeting the Board expects that Mr. Hills will be appointed to the Compensation Committee. The Board of Directors has determined that the members of the Compensation Committee are “independent” under the rules of the NYSE. The Compensation Committee, among other functions, reviews, designs and determines management compensation structures, programs and amounts, establishes corporate and management performance goals and objectives, and reviews and makes recommendations to the Board of Directors regarding the Company’s incentive compensation plans, including the Company’s Second Amended and Restated 2009 Equity Incentive Plan, as amended (the “Equity Incentive Plan”). The Compensation Committee also reviews employment agreements and arrangements with senior officers (there are no employment agreements with executives at present other than for Benjamin W. Schall, our newly hired President who entered into a three-year employment agreement when he was hired). In addition, our Equity Incentive Plan provides that the Compensation Committee, in its discretion, may delegate to the Chief Executive Officer of the Company all or part of the Committee’s authority to grant awards to individuals who are not subject to the reporting and other provisions of Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subject to limitations and guidelines set by the Committee from time to time. The Compensation Committee has engaged Steven Hall & Partners, an executive compensation consulting firm, to provide it with independent advice and counsel on executive compensation, as well as competitive pay practices. Steven Hall & Partners does not provide any services directly to the Company or its management. The Compensation Committee met five times during 2020. The Board of Directors has adopted a written charter for the Compensation Committee. A copy of the Compensation Committee charter is available on the “Investor Relations” section of the Company’s website (www.avalonbay.com) under “Corporate Governance Documents.”

Nominating and Corporate Governance Committee

Composition, Independence and Function: The Board of Directors has established a Nominating and Corporate Governance Committee. The current members of this committee are Ms. Swanezy (Chair), Ms. Aeppel, and Messrs. Brown, Walter and Sarles. Mr. Sarles is retiring from the Board. The Board of Directors has determined that the members of the Nominating and Corporate Governance Committee are “independent” under the rules of the NYSE. The Nominating and Corporate Governance Committee’s functions include: identifying individuals qualified to become Board members; recommending to the full Board each year a slate for nomination for election to the Board; considering policies relating to Board and committee meetings; reviewing and recommending changes to director compensation; recommending the establishment or dissolution of Board committees; reviewing and considering succession plans with respect to the positions of Chairman of the Board and Chief Executive Officer (including through periodic evaluation and discussion with the Board of internal candidates for such succession); reviewing policies and activities in the areas of political contributions, charitable giving and corporate responsibility; and addressing other issues regarding corporate governance. The Nominating and Corporate Governance Committee met four times during 2020. The Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee. A copy of the Nominating and Corporate Governance Committee charter is available on the “Investor Relations” section of the Company’s website (www.avalonbay.com) under “Corporate Governance Documents.”

Evaluation and Nomination of Director Candidates: One of the Nominating and Corporate Governance Committee's key functions is identifying and nominating candidates for service on the Board. In this regard, the Nominating and Corporate Governance Committee considers the qualifications set forth in the Company’s corporate governance guidelines, which include the nominee’s business and professional background; history of leadership or contributions to other organizations; functional skill set and expertise; general understanding of marketing, finance, accounting and other elements relevant to the success of a publicly‑traded company in today’s business environment; and service on other boards of directors.

Given the current business, opportunities and challenges of the Company, among the key attributes the Nominating and Corporate Governance Committee looks for in director candidates are those listed in the Director Skills/Experience Matrix provided above.

In addition, the Board may consider diversity of background, experience and thought in evaluating and recommending candidates for election. The Board believes that diversity (including, without limitation, diversity of gender, race and ethnicity) is important because a variety of points of view can contribute to a more effective decision‑making process.

In recommending a slate of nominees for director and in identifying new candidates for service, the Nominating and Corporate Governance Committee considers whether there is and will be an adequate distribution and representation of relevant skills, backgrounds and experiences across the Board as a whole. The Nominating and Corporate Governance Committee may employ a variety of methods for identifying and evaluating nominees for director.
In considering whether to recommend re-nomination of a current director for another term, the Nominating and Corporate Governance Committee considers whether the skills, commitment and performance as a director of the individual are such that the individual's continued service on the Board is desirable. The Nominating and Corporate Governance Committee may also assess the size of the Board, the need for particular expertise on the Board, the upcoming election cycle of the Board and whether any vacancies are expected, due to retirement or otherwise.

In the event that vacancies are anticipated or otherwise arise, the Nominating and Corporate Governance Committee will consider various potential candidates for director who may come to the Nominating and Corporate Governance Committee’s attention through current Board members, professional search firms, stockholders or other persons. The Board believes its effectiveness is enhanced by being comprised of individuals with diverse backgrounds (based on race, gender, ethnicity and other factors), experience and thought. When compiling a pool of candidates to review and interview for a new director search, the Nominating and Corporate Governance Committee shall endeavor to include, and request that any search firm it engages endeavor to include, candidates with a diversity of race, ethnicity and gender in the pool from which director candidates will be evaluated. These candidates are evaluated at regular or special meetings of the Nominating and Corporate Governance Committee, and they may be considered at any time during the year.

Nominees Recommended by Stockholders: In exercising its function of recommending individuals for nomination by the Board for election as directors, the Nominating and Corporate Governance Committee will consider nominees recommended by stockholders. The procedure by which stockholders may submit such recommendations is set forth in the Company’s Bylaws. See “Other Matters - Stockholder Nominations for Directors and Proposals for Annual Meetings” for a summary of these requirements. When nominations are properly submitted, the Nominating and Corporate Governance Committee will consider candidates recommended by stockholders under the criteria summarized above. Following verification of the stockholder status of persons proposing candidates, the Nominating and Corporate Governance Committee makes an initial analysis of the qualifications of any candidate recommended by stockholders or others pursuant to the criteria summarized above to determine whether the candidate is qualified for service on the Board of Directors before deciding to undertake a complete evaluation of the candidate. If any materials are provided by a stockholder or professional search firm in connection with the nomination of a director candidate, such materials are forwarded to the
Nominating and Corporate Governance Committee as part of its review. The same identifying and evaluating procedures apply to all candidates for director nomination, including candidates submitted by stockholders. In the case of stockholder nominations, the Board may also consider the specific information required to be provided by the nominating stockholder pursuant to the requirements of the Company’s Bylaws. Stockholders may also nominate directors in accordance with the proxy access provisions of the Company’s Bylaws, as described in “Other Matters - Stockholder Nominations for Directors and Proposals for the Annual Meeting.”

If you would like the Nominating and Corporate Governance Committee to consider a prospective candidate, please submit the candidate’s name, qualifications and other information in accordance with the requirements for director nominations by stockholders in the Company’s Bylaws to: AvalonBay Communities, Inc., 4040 Wilson Boulevard, Suite 1000, Arlington, VA 22203, Attention: Corporate Secretary. See also the discussion of Stockholder Engagement and Responsiveness included in this Proxy Statement.

Investment and Finance Committee

The Board of Directors has established an Investment and Finance Committee. The current members of this committee are Mr. Brown (Chair), and Messrs. Havner, Hills, Naughton and Schall, and Ms. Swanezy. Following the Annual Meeting, the Board expects that it will appoint Dr. Howard and Ms. Lynch to the Investment and Finance Committee. The Investment and Finance Committee was formed, among other reasons, to review and monitor the acquisition, disposition, development and redevelopment of the Company’s communities. The Committee may also, from time to time, review financial matters, proposals and policies on behalf of the Board. The Investment and Finance Committee has authority, subject to certain limits and guidelines set by the Board of Directors and Maryland law, to approve investment and financing activity. The Investment and Finance Committee met three times during 2020.

Leadership Structure and Lead Independent Director

Timothy J. Naughton, serves as the Company's Chairman of the Board and Chief Executive Officer. He also served as the Company's President until January 2021, when Benjamin W. Schall joined the Company as President and was appointed to the Board. As previously announced, Mr. Naughton plans to retire as Chief Executive Officer at the end of 2021, at which time Mr. Schall will be appointed as CEO and report directly to the Board, with Mr. Naughton thereafter remaining on the Board and serving in the position of Executive Chair.

The Board believes that the Company is best served by having Mr. Naughton serve as Chairman of the Board in addition to Chief Executive Officer at this time, as opposed to appointing one of the other current directors or a future director to serve as
Chairman of the Board. Among other benefits, Mr. Naughton’s role as Chief Executive Officer enables him, working with the Lead Independent Director, to act as a bridge between management and the Board, helping management and the Board to act with a common purpose. Mr. Naughton’s combined roles as Chief Executive Officer and Chairman of the Board promote unified leadership and direction for the Company. To help assure sound corporate governance practices, the Board of Directors established the position of Lead Independent Director in 2003. Mr. Walter has served as the Lead Independent Director since May 2019. The role of Lead Independent Director includes presiding at all meetings of the Board of Directors at which the Chairman of the Board is not present, serving as a liaison between the Chairman of the Board and the independent directors, establishing and approving meeting agendas for the Board, having the authority to call meetings of the independent directors, conferring with the Chairman of the Board and the
Chief Executive Officer regularly, and acting as a contact person for stockholders and others who wish to communicate with the independent directors.

Board of Directors Risk Oversight

The Company and the Board have a number of practices with regard to Board oversight of risk management matters. The charter of each of the Company’s Board committees provides that each committee shall, from time to time to the extent that committee deems appropriate, review risk and compliance matters relevant to that committee and report the results of such review to the full Board. As required by NYSE rules, the charter of the Audit Committee states that the Audit Committee will assist with Board oversight of risk and compliance matters, and in any event will review the perceived major financial risk exposures of the Company and the steps management has taken to monitor and control such exposures. At most regularly scheduled Board meetings, the Board reviews key matters relating to the Company’s finances, liquidity, operations and investment activity. On an annual basis, the Board and/or the Audit Committee of the Board engages in a broader discussion about company‑wide risk management. The Audit Committee (and on occasion the full Board in lieu of the Audit Committee) also reviews matters related to cyber security. Although it is not the primary reason for the selection of the current leadership structure by the Board, the Company and the Board believe that the current leadership structure of the Board, including both a Chairman of the Board and a separate Lead Independent Director, helps facilitate these risk oversight functions by providing multiple channels for risk-related concerns and comments. The Company’s operations involve various risks that could have adverse consequences, including those described in the Company’s Annual Report on Form 10‑K and other filings with the SEC. The Board recognizes that it is neither possible nor prudent to eliminate all risk. Despite the risk oversight activities described above, there can be no assurance that the Company’s current practices have identified every potential material risk, or are sufficient to address these risks, or that any risks will not result in a material adverse effect on the Company’s business or operations.

Independence of the Board

The NYSE has adopted independence standards for companies listed on the NYSE, which apply to the Company. These standards require a majority of the Board of Directors to be independent and every member of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee to be independent. NYSE standards provide that a director is considered independent only if the Board of Directors “affirmatively determines that the director has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company).” In addition, NYSE rules and related NYSE commentary generally provide that:
    A director who is an employee, or whose immediate family member is an executive officer, of the Company is not independent until three years after the end of such employment relationship;
    A director who receives, or whose immediate family member receives, more than $120,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not independent until three years after he or she ceases to receive more than $120,000 per year in such compensation; compensation received by an immediate family member for service as an employee of the Company (other than an executive officer) need not be considered in determining independence under this test;
    A director is not independent if (A) the director is a current partner or employee of a firm that is the Company’s internal or external auditor; (B) the director has an immediate family member who is a current partner of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and personally works on the Company’s audit; or (D) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time;
    A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company’s present executives serve on that company’s compensation committee is not independent until three years after the end of such service or the employment relationship; and
    A director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in a single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues, is not independent until three years after falling below such threshold.
To determine which of its members is independent, the Board of Directors used the above standards and also considered whether a director had any other past or present relationships with the Company which created conflicts or the appearance of conflicts.

Based on consideration of the foregoing and the absence of any other such transactions, relationships or arrangements found as a result of this review, the Board determined that all nominees for director are independent, except for Mr. Naughton, who currently serves as the Chairman of the Board and the Company's Chief Executive Officer, and Mr. Schall, who currently serves as the Company’s President.
NYSE rules provide for additional independence standards that apply to members of the Audit Committee and the Compensation Committee. The Board has determined that each current and proposed member of these committees satisfies these additional standards.

Stockholder Engagement and Responsiveness

We consider our relationship with our stockholders to be an important part of the Company’s success and we value the outlook and opinions of our investors. During 2020 and early 2021, our management reached out to stockholders who collectively held a majority of the Company’s outstanding stock, and to stockholder advisory firms, to discuss the Company’s practices and policies with respect to environmental, social and governance ("ESG") issues and other matters. Management spoke with those who responded to that outreach regarding such issues. These discussions addressed governance matters including Board composition and refreshment, stockholder rights, executive compensation format and sustainability efforts. The feedback received was conveyed to and discussed with the Nominating and Corporate Governance Committee and the full Board.
The goal of these conversations was to ensure that management and the Board understood and considered the ESG issues that are most important to our stockholders and to enable the Company to address them effectively.

In addition to conversations with our stockholders, the Company from time to time receives correspondence from stockholders and stockholder advocacy groups and responds and/or shares this correspondence with the Nominating and Corporate Governance Committee and the full Board where requested or otherwise appropriate. The Board of Directors also considers the votes of stockholders at the Company's Annual Meeting and discusses potential issues raised through that forum.
Contacting the Board

Any stockholder or other interested party may contact any of our directors, including the Lead Independent Director or our independent directors as a group, by writing to them at the following address. The envelope in which you send your letter should clearly specify the name of the individual director or group of directors to whom your letter is addressed. Any communications received in this manner will be forwarded as addressed.

[Name of Director or Group of Directors]
c/o AvalonBay Communities, Inc. 4040 Wilson Boulevard, Suite 1000 Arlington, VA 22203
Attention: Corporate Secretary

Report of the Audit Committee

The Audit Committee of the Board of Directors of AvalonBay Communities, Inc., a Maryland corporation (the “Company”), reviews the financial reporting process of the Company on behalf of the Board of Directors. Management has primary responsibility for this process, which includes the preparation of the Company’s consolidated financial statements in accordance with generally accepted accounting principles and the design, implementation and evaluation of the Company's internal controls over financial reporting. The Company’s independent auditors, and not the Audit Committee, are responsible for auditing and expressing an opinion on the conformity of the Company’s audited financial statements to generally accepted accounting principles and evaluating the effectiveness of internal controls over financial reporting. In this context, during 2020 and 2021, the Audit Committee reviewed and discussed the audited financial statements and Ernst & Young’s evaluation of the Company’s internal controls over financial reporting with management and the independent auditors. The Audit Committee has discussed with the independent auditors the matters required to be discussed by the Auditing Standards adopted by the Public Company Accounting
Oversight Board (“PCAOB”). In addition, the Audit Committee received from the independent auditors the written disclosures required by the PCAOB regarding the independent auditor’s independence, and the Audit Committee discussed with the independent auditors their independence from the Company and its management. Relying on the reviews, disclosures and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10‑K for the year ended December 31, 2020, for filing with the SEC, and the Board of Directors has approved this recommendation. The Audit Committee and the Board have also recommended, subject to stockholder ratification, the selection of Ernst & Young as the Company's independent registered public accounting firm for the year ending December 31, 2021.

Submitted by the Audit Committee
Ronald L. Havner, Jr. (Chair)
Alan B. Buckelew
Stephen P. Hills
Richard J. Lieb

Fiscal 2019 and 2020 Audit Fee Summary
During fiscal years 2019 and 2020, the Company retained its principal independent auditors, Ernst & Young, to provide services in the categories and for the approximate fee amounts shown below:

	2019	2020
Audit fees	$2,163,075	$2,181,404
Audit related fees(1)	$611,628	$450,167
Tax fees(2)	$873,719	$651,233
All other fees	$0	$0

(1)    Audit related fees include fees for services traditionally performed by the auditor such as subsidiary audits, employee benefit audits and accounting consultation.
(2)    Tax fees include preparation and review of subsidiary tax returns and taxation advice.

Audit Committee Pre‑Approval of Audit and Permissible Non‑Audit Services of Independent Auditors

The Audit Committee pre‑approves all audit and permissible non‑audit services provided by the independent auditors. These services may include audit services, audit‑related services, tax services and other services. Pre‑approval is provided for up to one year, and any pre‑approval is detailed as to the particular service or category of services and is subject to a specific budget.
The independent auditors and management are required to periodically report to the Audit Committee the extent of services provided by the independent auditors in accordance with this pre‑approval, and the fees for the services performed to date. The Audit Committee may also pre‑approve particular services on a case‑by‑case basis.

Transactions with Related Persons, Promoters and Certain Control Persons

The Company’s Code of Business Conduct and Ethics, adopted by the Company’s Board of Directors and evidenced in writing, provides that no employee of the Company, including an executive officer or director, may engage in activities that create a conflict of interest with the Company unless all relevant details have been disclosed and an appropriate waiver permitting the conduct has been received. An activity constitutes a conflict of interest under the Code if (i) the activity could adversely affect or compete with the Company, (ii) any interest, connection or benefit to the employee or director from the activity could reasonably be expected to cause such employee or director to consider anything other than the best interest of the Company when deliberating and voting on Company matters or (iii) any interest, connection or benefit to the employee or director from the activity could give such employee or director or a member of his or her family an improper benefit that he or she obtains on account of his or her position within the Company. An executive officer or member of the Board of Directors may only receive a waiver from the Board or any designated committee of the Board, and any waiver granted to an executive officer or director will be disclosed to the Company’s stockholders to the extent required by law or NYSE rules. The Nominating and Governance Committee of the Board (or any other committee that is designated) is responsible for administering the Code for executive officers and directors.

VI. Compensation
Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) provides a description of (i) how the Board of Directors, the Compensation Committee and the Company think about compensation for the Company’s executive officers, and (ii) what decisions were made in setting 2020 compensation, including the establishment of goals and the alignment of compensation with performance and stockholder interests.

Specifically, the CD&A contains the following sections:

INTRODUCTION AND EXECUTIVE SUMMARY
Summary of our 2020 Performance and Achievements
Summary of our Executive Compensation Program
Our Executive Compensation Philosophy
Our Named Executive Officers in 2020
2020 Compensation Overview
2020 Compensation Highlights
Impact of COVID-19 on Compensation Matters
Chairman and Chief Executive Officer 2020 Compensation At-A-Glance
Impact of the Company’s Performance on our Named Executive Officers' Compensation
Realized Pay for 2020 Performance
Key Takeaways for Realized Pay Chart versus Summary Compensation Table Pay
Our Compensation Programs Incorporate Best Practices
ADDITIONAL DISCUSSION
Consideration of the Results of the 2020 Stockholder Advisory Vote on Executive Compensation
Our Decision Making Process
Who is Involved in Compensation Decisions
How We Review Market Compensation
How We Select and Use Peer Groups
Who Are our Compensation Consultants
What We Pay and Why: Elements of Compensation
How We Establish Goals and Determine Achievement for Incentive Compensation
Review of 2020 Performance and Pay
Annual Cash and Stock Incentive Program
Long‑Term Incentive Program
2020 Compensation Determinations
Other Benefits
Compensation Policies
Practices with Regard to Dates and Pricing of Stock and Option Grants
Risk Considerations

INTRODUCTION AND EXECUTIVE SUMMARY

Summary of our 2020 Performance and Achievements
Summary: The Company’s performance was impacted by the pandemic and related economic conditions and regulatory responses. In particular, Core Funds from Operations ("Core FFO") per share declined by 7.0% in 2020. However, despite the pandemic we continued to start development activity, continue and complete construction activity, raise capital, operate our communities and conduct leasing activities safely under challenging conditions, as well as advance our corporate responsibility goals.

Operating Activity: Rental revenue for Established Communities decreased 3.7%, and net operating income ("NOI") for Established Communities decreased 6.4% in 2020.

Development Activity: We completed eight new development communities containing 2,095 apartment homes for an aggregate Total Capital Cost of $777 million in 2020. During the year, we also started four new apartment communities that are expected to contain 1,066 apartment homes for an aggregate projected Total Capital Cost of $290 million (at share).

At year end 2020, we had 16 consolidated communities under construction that are expected to contain 5,128 apartment homes and 62,000 square feet of commercial space. These communities are projected to be completed for an aggregate Total Capital Cost of approximately $2.0 billion.

We also had two unconsolidated communities under construction that are expected to contain 803 apartment homes and 56,000 square feet of commercial space. These communities are projected to be completed for an aggregate Total Capital Cost of approximately $124 million (at share).

Dividend: In February 2021, we declared a cash dividend of $1.59 per share, which is consistent with the quarterly dividend paid in 2020, and was determined to be an appropriate level in light of the impact of the pandemic on the Company's financial and operating performance.

Balance Sheet Management: We raised approximately $2.2 billion of capital during 2020, including approximately $850 million from the sale of real estate. We acted quickly early in the year to complete two public offerings of debt securities and redeem three outstanding series of debt securities to manage liquidity as well as bond maturities during 2020 and 2021.

Portfolio Management: During 2020, we sold nine wholly-owned communities, containing 1,817 apartment homes for an aggregate sales price of $628 million.

Earnings and Core FFO Growth: 2020 earnings per share-diluted was $5.89. Core FFO per share decreased by 7.0% over the prior year to $8.69. For the three-year period ended December 31, 2020 (the period measured for this metric in our maturing performance awards), our Core FFO grew at an annualized rate of 0.3%.

Environmental, Social and Governance ("ESG"): We continued our ESG leadership in the multifamily sector in 2020 by establishing new Inclusion and Diversity goals, and by making progress on our science-based emissions reduction targets. We ranked first in our sector both regionally and globally in the Global Real Estate Sustainability Benchmark ("GRESB"). In addition, a number of ESG ratings agencies who evaluate our ESG performance for investors continue to rank us as one of the most advanced U.S. companies on a variety of ESG metrics, including the Carbon Disclosure Project ("CDP"), which rated us A-.

Other Achievements: We responded to the COVID-19 pandemic by creating and implementing jurisdictionally compliant and safe methods for continuing to provide necessary services to our residents, lease available apartment homes and continue construction underway.

We remain in the top 25 percent in associate engagement of companies surveyed by our third-party service provider who surveys leading companies on workforce engagement. In addition, in 2020, The Washington Post named the Company as a Top Place to Work in the DC Metro Area.

Definitions and Reconciliations: For definitions and reconciliations of FFO, Core FFO, Established Communities, and NOI, see pages 39 - 40, 19 and 35, respectively, of the Company’s Annual Report on Form 10‑K for the year ended December 31, 2020 (the “Form 10-K”), as filed with the SEC.

Summary of our Executive Compensation Program

Our Executive Compensation Philosophy

AvalonBay’s Total Compensation Program is designed to:
•    Attract, retain, and motivate talent within the Company;
•    Align the interests of management with the interests of stockholders;
•    Direct performance with clearly defined goals and measures of achievement; and
•    Assure that compensation is aligned with performance.

Our Named Executive Officers in 2020

This CD&A describes the compensation of the following Named Executive Officers ("NEOs"):

Name	Title
Timothy J. Naughton	Chairman, Chief Executive Officer and President
Kevin P. O’Shea	Chief Financial Officer
Matthew H. Birenbaum	Chief Investment Officer
Sean J. Breslin	Chief Operating Officer
William M. McLaughlin	Executive Vice President Development & Construction

2020 Compensation Overview

Consistent with our total compensation philosophy, a substantial majority of the target pay of our NEOs is variable and contingent on performance.

Target Total Compensation Mix

Target Cash Bonus Mix

Target Long-Term Compensation Mix

2020 Compensation Highlights

Each year we review our annual cash bonus metrics to ensure alignment with our business strategy and stockholders. We also recognize that for AvalonBay to thrive we must serve multiple stakeholders. With that in mind, our 2020 annual cash bonus metrics were updated to include ESG metrics and customer satisfaction measures.

The following design changes were made to the annual cash bonus metrics in 2020 and metrics for the performance awards for the 2020–2022 performance period prior to any contemplated or actual impact of the pandemic.

	What We Did		Why We Did It
2020 Annual Cash Bonus	Added GRESB Real Estate score, weighted 7.5%	→
GRESB score, assessed by an independent third party, provides a multifaceted approach in capturing AVB’s improvements in ESG performance as compared to other real estate companies.

Our GRESB score reflects AVB’s success in integrating ESG into its overall business strategy through public disclosure and commitments.

	Added Customer Satisfaction measures totaling 7.5%: a.Mid-Lease Net Promoter Score (“NPS”) b.Online Reputation Sentiment	→	Mid-Lease NPS and Online Reputation Sentiment measure our residents’ satisfaction and feedback on our product and service sourced from independent third parties.
CEO Annual Cash Bonus	Increased the corporate component from 75% to 90% and reduced the individual component from 25% to 10%	→	Given the addition of ESG metrics and Customer Satisfaction measures sourced from independent parties, the Compensation Committee increased the weight of the corporate component to better align with shareholders’ interests as over 50% of the CEO’s target bonus would be financially driven with 90% corporate focused and 10% individual focused.
CEO Annual Stock Bonus	Replaced NPS with Same Store Base Rental Revenue versus submarket composite	→	With NPS added to the annual cash bonus program, and to avoid the duplication of goals, Same Store Base Rental Revenue versus submarket composite was added to measure business operations.
2020 - 2022 Performance Award	Replaced Absolute Three-Year Total Shareholder Return measure with Three-Year Relative Net Asset Value (“NAV”)/Share Growth against multi-family peer	→	The NAV metric captures NAV growth through portfolio management and new investment and reflects management’s success in creating value. NAV growth results from the execution of sound property operations, investment strategy and capital allocation.

Please refer to the discussion on the annual cash bonus metrics and performance awards below.

Impact of COVID-19 on Compensation Matters

The Compensation Committee approved target compensation levels for fiscal 2020, including new annual metrics for annual cash bonus, target stock bonus and performance awards, in February 2020, prior to the emergence of the COVID-19 pandemic.

Our business was meaningfully impacted by the COVID-19 pandemic in 2020, particularly by declining rents, increased lease concessions, restrictions on evictions and uncollectible lease revenue and delays on construction and development activity. During this period of instability and uncertainty, the Company took steps to protect the safety of our associates, residents and prospects while adjusting our business priorities. These new priorities included, among others, establishing safe operating practices for our frontline associates, implementing operating procedures to protect our residents and prospects, transitioning to remote operations in our regional and corporate offices, complying with frequently changing state and local regulations, delaying new construction starts, maintaining financial liquidity, and shifting from plans to be a net acquirer to emphasizing dispositions.

Despite the impact of COVID-19 on the Company's business, the Compensation Committee continued to adhere to its executive compensation philosophy by aligning the interests of executives with those of stockholders and ensuring the motivation and retention of key talent. After careful consideration, the Compensation Committee determined not to adjust the performance metrics and goals for the outstanding performance share awards for the 2018 – 2020, 2019 – 2021 and 2020 – 2022 performance periods. As a result, the 15% component of the target value of the 2018 – 2020 performance awards tied to absolute three-year total shareholder return (“TSR”) resulted in zero payout for the NEOs for that metric.

A significant amount of management’s time in 2020 was spent on pandemic-related issues, which were not anticipated when the annual cash bonus metrics and goals were initially established. As a result, the Compensation Committee decided to add a new metric to the 2020 annual cash bonus program relating to the Company’s response to the pandemic. In order to include this new goal, the Committee reduced the weight attributable to the Core FFO per share metric from 50% to 25% of the bonus calculation and re-allocated the 25% reduction to the Company’s pandemic response. The Committee did not adjust the target performance levels for any of the other metrics that were established at the beginning of 2020. Due to the impact of the pandemic on our business, the portion of the annual cash bonus that relates to absolute Core FFO per share resulted in no annual cash bonus payout for our NEOs for that metric. This was partially offset by the addition of the new pandemic response goal, which the Compensation Committee determined was achieved at target (100%), which resulted in overall achievement of 76.2% of target levels for the corporate performance metrics rather than 51.2% of target had there been no adjustment. Nonetheless, the overall annual cash bonuses paid to the NEOs for 2020 performance declined from prior years and represent a below target payout and, consistent with our pay for performance philosophy, the lowest bonus payout in the last five years.

Similarly, for the CEO’s annual stock bonus, the Compensation Committee did not modify the target levels of the performance goals that were established at the beginning of the year. However, recognizing the impact of the pandemic on the Company's business, the Compensation Committee believed that it was appropriate to include an assessment of the CEO’s leadership during the pandemic in determining his annual bonus. Mr. Naughton ensured business continuity and stability during unprecedented economic and public health conditions brought on by COVID-19. As such, the Compensation Committee exercised discretion to determine that 50% of Mr. Naughton’s stock bonus be based on an assessment of his leadership during the pandemic. Based on the CEO's leadership in pivoting our business operations, both in the field and the office and with respect to our financial activities to reduce debt maturity risk and enhance liquidity, the Committee determined that this performance metric had been achieved at target of 100%. In light of the addition of this measure, the weightings of all of the other applicable CEO annual stock bonus metrics were adjusted to 50% of their original weightings. Adjusted for the new measure, the CEO’s stock bonus achievement was determined to be 77.6% of target, which was an increase from the unadjusted achievement of 55.2%. Even with the addition of the new metric, such performance is a decrease from prior years, resulting in a below target payout.

Component	Changes Made	Unadjusted Achievement	Adjusted Achievement
2018 – 2020 Performance Awards	No changes made on pre-established goals, metrics, or allocations due to COVID-19
2019 – 2021 Performance Awards
2020 – 2022 Performance Awards
Annual Cash Bonus	Reduced Core FFO/Share weight by 25 percentage points and allocated the reduction to pandemic response	51.2%	76.2%
CEO Stock Bonus	Reduced existing metrics by half and allocated the reductions to CEO leadership during the pandemic	55.2%	77.6%

Chairman and Chief Executive Officer 2020 Compensation At‑A‑Glance

Base Salary. Mr. Naughton’s base salary has been $1,000,000 since 2018.

Cash Bonus. Mr. Naughton’s target annual cash bonus was 200% of base salary in 2020. With the inclusion of ESG metrics (i.e., GRESB, mid-lease NPS and Online Reputation Sentiment), his corporate performance weight increased from 75% to 90% and the individual performance weight was reduced from 25% to 10%. The achievement levels for the corporate performance (including a new metric judged to be achieved at target related to pandemic response) and individual factors for 2020 were determined to be 76.2% and 150%, respectively, resulting in a final cash bonus for 2020 of $1,735,892. This is a 20% reduction from the prior year’s level and is consistent with our pay for performance culture.

Stock Bonus. Mr. Naughton’s target annual stock bonus for 2020 was $2,050,000. The performance measures used in calculating the stock bonus reflect different elements of the Company’s performance and are not duplicative of the performance measures used to evaluate corporate performance under the annual cash bonus program. The achievement level for these stock bonus performance measures for 2020 was determined to be 77.6% (taking into account the new metric for the CEO's leadership in the pandemic) compared to 107.7% in the prior year. The payout is delivered in the form of restricted stock that vests ratably over three years from the date of grant. Please note that under applicable SEC rules this award will be disclosed in the 2022 Proxy Statement Summary Compensation Table as the actual grant of stock based on 2020 achievement occurred in 2021. Accordingly, the stock grants shown in this year’s Summary Compensation Table are stock awards made in February 2020 based on 2019 performance and were made prior to the impact of COVID-19.

Performance Awards. Mr. Naughton’s target performance award for the 2020 - 2022 performance period was $5,750,000. Fifty percent of the target award was tied to three-year relative TSR metrics against specific Nareit indices, and the remaining 50% of the target award was tied to three-year relative financial operating metrics as described in more detail below. The 2020 – 2022 performance awards were granted in February 2020 and the actual performance will be determined and certified by the Compensation Committee in March 2023.

For the 2018 – 2020 performance award, Mr. Naughton's award was settled in 20,326 shares of unrestricted stock valued at $3,665,184 (based on the closing stock price of the Company’s Common Stock on the NYSE on February 25, 2021 of $180.32) and a cash payment of $372,372 reflecting the dividends that would have been earned on such shares during the performance cycle. The 2018 – 2020 performance award was awarded in February 2018 and the performance cycle ended in December 2020, with the Compensation Committee certifying the actual achievement in February 2021. The Company’s 2018 – 2020 performance awards achieved 60.1% of target payout, which is a significant decline from the achievement level for the 2017–2019 performance award of 123.2%. Despite the impact of COVID-19, the Compensation Committee did not change any metrics or goals for any outstanding performance awards and adhered to the principle of pay for performance.

Target and Realized Compensation. As described above, Mr. Naughton’s 2020 target total compensation was $10,800,000, which is a 3.8% increase from 2019. The approved increase occurred in February 2020, prior to the full onset of the COVID-19 pandemic, with the increases being to the target annual stock bonus and 2020 – 2022 performance award. Over 50% of Mr. Naughton’s target compensation is tied to long-term incentives in the form of performance awards with pre-established goals measured over a three-year period.

Mr. Naughton’s 2020 realized total compensation of approximately $8.403 million is a 31% decline from his 2019 realized compensation, as well as a 19% decline from his 2020 target compensation. This calculation of realized compensation includes the payout in early 2021 of shares awarded under Mr. Naughton’s maturing 2018 – 2020 performance award (valued at their settlement date stock price) and a cash payout on such number of shares equal to the dividends that would have been earned on such shares during the performance period. This lower realized compensation in a year significantly impacted by COVID-19 is consistent with the Company’s commitment to a pay for performance philosophy.

Impact of Company's Performance on our Named Executive Officer Compensation

A substantial portion of our NEOs’ compensation is linked to performance, both short‑term and long‑term.

Annual Cash Bonus:

Core FFO per Share: Core FFO per share is a key measure of the Company’s performance and is, with some variation among REITs, an industry-wide measure. Core FFO per share originally had a 50% weighting in determining achievement of the corporate component of the 2020 annual bonus goals pre-COVID, which was subsequently reduced to a 25% weighting to allow for incorporation of a COVID-19 pandemic response metric; however, the target performance level of Core FFO per share was not adjusted from the original level despite the impact of the COVID-19 pandemic. The following table shows that the Company increased its target goal for Core FFO per share in each of the past four years, from $8.64 per share in 2017 to $9.82 in 2020. The target goal represents a compounded annual growth rate of 4.4% for the past three years. For 2020, actual Core FFO per share was $8.69, which was below the threshold goal of $9.47, resulting in zero payout with respect to that metric.

Development Yield: The development yield (i.e., projected NOI divided by Total Capital Cost) performance for communities completed during the year is compared to our original budgeted yield for such developments. The target goal is to meet our pre-established budgeted yield for each development community. Performance is determined based on the weighted average of the stabilized development yields compared to the weighted average of the original budgeted yields for the basket of annual completions. The yields are weighted based on total capital cost. The original budgeted development yield is established at construction start for each property based on each property’s projected NOI divided by Total Capital Cost. In this case, the actual variance in stabilized yield compared to original budgeted yield for the 2020 development communities, was slightly negative, resulting in near threshold payout with respect to that metric.

Performance Measure	Weight	Threshold	Target	Max	Actual	% of Target Payout
2020 Development Yield (Actual of 5.2% vs. Target Yield of 5.9%)	15%	-0.75%	0.0%	0.75%	-0.7%	52.0%

GRESB: GRESB Real Estate is a new metric in 2020 and achievement is based on the Company's GRESB score. The GRESB score measures a holistic achievement relative to certain ESG factors, and measures our ESG commitment, disclosure and implementation. Our ESG goals include: Approved Science-Based Targets reducing Scope 1 and 2 greenhouse gas emissions and a 47% reduction in Scope 3 emissions, a 15% reduction in water-use intensity, a 20% reduction in waste diversions, and an increased community investment to $2,750,000, among others.

In November 2020, GRESB assigned AvalonBay a score of 86, which resulted in a 173.3% payout with respect to that metric. We believe this score reflects our continued progress on our science-based targets and our public commitment to a low-carbon and renewable energy future.

Performance Measure	Weight	Threshold	Target	Max	Actual	% of Target Payout
GRESB Score	7.5%	60	75	90	86	173.3%

Customer Satisfaction – Mid-Lease NPS and Online Reputation Sentiment

Mid-Lease NPS: Mid-Lease NPS measures customer feedback from residents who have an active six-month or longer lease agreement and are at the midpoint of that lease term. It assesses whether these residents would promote us by giving us a 9 or 10 rating minus the detractors who would rate us a 6 or below. The information is sourced from an independent third party.

Due to state or local COVID-19 restrictions, we closed amenities such as gyms, pools and gathering rooms for periods of time throughout the year, limited our maintenance teams’ interactions with residents, and lowered rents to attract new residents. As a result, our current residents did not rate us as favorably as we would like and our score of 27 fell below the target goal of 31, resulting in a payout of 66.7% of target.

Online Reputation Sentiment: Online reputation sentiment measures the average rating of all reviews on all of our communities (including communities in lease-up or undergoing redevelopment) that are written during the calendar year and are still live on Google or Facebook as of the end of the calendar year. This information is purchased from a third party.

Our online reputation sentiment was 4.4, which was higher than the target goal of 4.25, which resulted in a payout of 130.0% of target. Feedback included prompt customer assistance and issue resolution from the maintenance and leasing teams despite the pandemic, good location, and good apartment design, among others.

Performance Measure	Weight	Threshold	Target	Max	Actual	% of Target Payout
Mid-Lease NPS	3.75%	25	31	37	27	66.7%
Online Reputation Sentiment	3.75%	3.75	4.25	4.75	4.4	130.0%

Corporate Objectives: Progress on strategic and corporate initiatives is a qualitative judgment of the Company's achievement on multi-year corporate investments and projects.

Our 2020 strategic initiatives included continuing our expansion into the Denver, Colorado and Southeast Florida markets, pursuing mixed-use development through partnerships with shopping mall owners and retailers, implementing the limited service model with simplified living spaces and amenities, implementing value added product features and services (such as package rooms, smart building, revenue-share partnerships, furnished housing, etc.), reimagining our operating model through the implementation of artificial intelligence and digital applications, implementing quality assurance improvements, developing talent management and expanding our efforts on inclusion and diversity. Due to COVID-19, a number of the strategic initiatives were delayed but are expected to resume in 2021. Our 2020 corporate initiatives focused on improving our technology platform and implementing tools to meet the California Consumer Protection Act. The Compensation Committee determined that the achievement on strategic and corporate initiatives in 2020 was 90% of target due to the impact of COVID-19 impeding our progress in fully executing certain initiatives.

Effectiveness of Management includes capital allocation in the form of development volume, portfolio management, management of liquidity through match funding and managing land inventory, balance sheet management, and associate engagement. For 2020, the Compensation Committee determined that achievement on this category was 140% of target as we were able to pivot swiftly to maintain liquidity, increase dispositions in markets less impacted by the pandemic and maintain our top quartile score in our annual Associate Perspective survey.

Performance Measure	Weight	Threshold	Target	Max	% of Target
Progress on Strategic and Corporate Initiatives	10%	50%	100%	200%	90%
Effectiveness of Management	10%	50%	100%	200%	140%

Pandemic Response: Fiscal year 2020 was a year of unprecedented challenges for the Company that tested our resilience, adaptability, and steadfastness. Nevertheless, we adhered to our core values and cultural norms as we navigated the challenges created by COVID-19 and remained committed to ensuring the health and safety of our associates and residents, and the communities in which we operate.

In connection with its review of 2020 performance, the Compensation Committee evaluated and reassessed the appropriateness of the original performance metrics for annual cash bonuses, which were set in February 2020 prior to the emergence of the COVID-19 pandemic. Due to the significant amount of time spent by management in 2020 on pandemic-related issues, which were not anticipated when the annual goals were established, the Committee added a new metric to the annual cash bonus program relating to the Company’s response to the pandemic. In order to include this new goal, the Committee reduced the weight attributable to the Core FFO per share metric from 50% to 25% of the bonus calculation, and re-allocated the 25% reduction to the Company’s pandemic response. In assessing achievement of the pandemic response metric, the Compensation Committee took into consideration the following actions initiated by management in light of the impact of the pandemic.

•Management formed an internal Coronavirus Task Force comprised of business leaders from multiple functions, who meet regularly to make timely decisions to support business continuity while keeping our associates safe and engaged.

•For property operations, to help ensure business continuity and compliance with state and local mandates, management updated and restructured associate communications, expanded and enhanced virtual operations and developed a framework to document COVID-19 related changes to daily operations. When demand for move-ins increased and the regions started to re-open, our business operations adapted to provide self-guided touring options. We also developed COVID guidelines to provide for escorted tours safely, and we created and continually updated COVID screening questions to be asked prior to any customer interaction, including community visits and service requests.

•For construction, we experienced supply chain interruptions and delays, as well as sporadic labor shortages due to impacted or quarantining work crews. Despite those challenges, our associates successfully navigated the new work and safety protocols, while making substantial gains on lost productivity. We more than doubled the new apartments delivered in the second half of 2020 as compared to the first half.

•In the second half of 2020, we completed the sale of one wholly-owned community and one fund community and, and took advantage of the shift in market sentiment by bringing an additional seven wholly-owned communities to market. By year end, we closed on six of the seven additional dispositions, and the seventh closed in January 2021.

•Throughout the year, our associates worked hard to extend land closing dates, finalize plans and permits, and preserve flexibility in the development pipeline. New business development has been particularly challenging since the onset of the pandemic, as development economics come under stress and land prices have yet to adjust.

•With respect to our balance sheet management, we completed two public offerings of debt securities and redeemed three series of outstanding debt securities to manage liquidity as well as bond maturities during 2020 and 2021.

•To ensure business continuity, the Company quickly transitioned our associates in the corporate headquarters and regional offices to remote work by enhancing network and technology capabilities.

•With respect to our associates, everyone is trained on AvalonBay’s Safety Plans, including required daily health screen checks and attendance logs for contact tracing procedures, required protective personal equipment, enhanced disinfecting and cleaning procedures, and procedures for responding to positive COVID-19 cases in our workplaces.

•We also implemented COVID-19 Temporary Emergency Paid Leave that provides up to six weeks of paid time off for those materially impacted by COVID-19 or events directly tied to the pandemic. We expanded health care coverage to cover 100% of COVID-19 and antibody testing costs, and waived member cost-sharing (e.g., co-payments, deductibles, co-insurance) for inpatient admissions at all in-network facilities for COVID-19 or health complications associated with COVID-19. We expanded eligible uses of AVB’s Associate Relief Fund, providing up to $5,000 to help associates offset costs directly related to COVID-19 hardships associated with illness and school closures. In addition, we created a Vacation Donation Program platform, which allows associates to donate vacation time so that associates impacted by COVID-19 or other medical emergencies may request to receive donated vacation time starting in 2021.

•Finally, we increased our communication to ensure associates stay informed and engaged and understand what the business is doing and how it impacts them. This includes regular email updates from leadership, periodic leadership calls and town halls with associates, creating a SharePoint site where associates can access all critical information, and soliciting feedback from associates via surveys.

Based on how the Company swiftly established procedures, processes and associate and resident communications in response to the challenges of COVID-19, including those outlined above, the Compensation Committee determined achievement at 100% of target for the pandemic response metric.

Recent History of Annual Cash Bonus Payout

The table below shows AvalonBay’s recent annual cash bonus payouts for the corporate component. Given the impact of the pandemic on our performance, the 2020 actual bonus payout is the lowest within the past five years. Actual payouts have ranged from a low of 76% for 2020 performance and a high of 118% for 2018 performance.

Annual Stock Bonus: Mr. Naughton's 2020 annual stock bonus component consisted of the following performance measures:

Performance Measure	Original Weight	Revised Weight	Threshold	Target	Max	Actual	% of Target Payout
Same Store Controllable NOI vs. Budget	25%	12.5%	-3.00%	+/-1.50%	3.00%	-3.78%	0.0%
Same Store Base Rental Revenue vs. Submarket Composite	25%	12.5%	-1.00%	0 - 1.0%	2.00%	-0.53%	73.8%
Review and Assessment of Development Starts and Completions against Plan in terms of Capital Cost	25%	12.5%	Start Volume: Target $1.16 billion versus Actual $0.5 million Completion Volume: Target $1.36 billion versus Actual $0.7 million				29.6%
Review and Assessment of Construction Budget weighted 15% and Safety Performance weighted 10% for Full Year Performance	25% Budget Safety	12.5% Budget Safety	-3.00% 0.9	+/-1.5% 0.93 – 0.97	+3.00% '1.00	1.77% 0.987	91.2% 157.4%
CEO Leadership During the Pandemic	0%	50.0%	Ensuring the safety of our associates and residents during unprecedented times and continuing business operations safely and carefully				100.0%
Total	100%	100%				Original 55.2% Revised 77.6%

The above performance measures represent different aspects of the Company’s business and are not duplicative of the measures under the corporate annual cash bonus program.
The annual stock bonus for the NEOs other than the CEO was based on their respective business unit performance.

Once the final achievement for the annual stock bonus is determined, the number of shares of restricted stock is calculated and awarded to each NEO. The restricted stock will vest ratably over three years after the date of grant, subject to the NEO's continued employment through each such vesting date, but subject to earlier acceleration of vesting in the event of a termination due to death, disability, retirement, or termination by the Company without cause. The annual stock bonus performance period was calendar year 2020, however the actual issuance of the time-based restricted stock occurred in February 2021.

Performance Awards: Our performance awards for the 2018 – 2020 performance period contained the following measures:

Performance Measure	Weight	Threshold	Target	Max	Actual	% of Target Payout	Achievement
Absolute 3-yr TSR	25.0%	3.0%	8.0%	13.0%	0.08%	0.0%	Below Threshold
AVB 3-yr TSR vs. Nareit Equity REIT Index	25.0%	-5.0%	0.0%	5.0%	-3.0%	70.0%	Above Threshold
AVB 3-yr TSR vs. Nareit Apt Index	50.0%	-3.0%	0.0%	3.0%	-3.0%	50.0%	At Threshold
TSR Metric %	100.0%					42.5%

Performance Measure	Weight	Threshold	Target	Max	Actual	% of Target Payout	Achievement
3-yr Core FFO per share growth vs. Peers	66.7%	-3.0%	0.0%	3.0%	-1.82%	69.67%	Above Threshold
3-yr Net Debt-to-Core EBITDA vs. Peers	33.3%	1.5x	0.0x	-1.5x	-0.38x	125.33%	Above Target
Operating Metric %	100.0%					88.22%

Final Achievement % (weighted by units)	100.0%					60.1%

Sixty percent of each NEO's total performance award target value was tied to the TSR metrics identified above and 40% of the total performance award target value was tied to the operating metrics identified above. Because the Monte Carlo value of a unit was used to calculate the number of target performance units tied to TSR metrics and the actual stock price was used to calculate the number of target performance units tied to operating metrics, the actual total number of units awarded reflected 61.49% based on the TSR metrics and 38.51% based on the operating metrics.

Realized Pay for 2020 Performance

The following chart shows one of the ways in which our Compensation Committee evaluated compensation paid to each of the NEOs for service and performance with respect to 2020. This chart differs from the Summary Compensation Table provided on page 54, which includes several items that are driven by accounting and reporting requirements that are not necessarily reflective of the compensation actually realized by the executive with respect to a particular year. The primary difference between this supplemental table and the Summary Compensation Table is the timing and method used to value multi‑year performance award units and stock awards.

SEC rules require that the grant date fair value of all performance award units and stock awards be reported in the Summary Compensation Table in the row for the year in which they were granted, regardless of which year the awards were made with respect to or (in the case of performance awards) which year the awards pay out in the form of restricted shares. As a result, a significant portion of the total compensation for 2020 reported in the Summary Compensation Table relates to restricted stock awards granted in early 2020 for performance in 2019 or, in the case of performance awards, awards for the 2020 – 2022 performance cycle for which performance has not yet been determined and for which the value is uncertain (and which may end up having no realized value at all).

In contrast, the chart immediately below is provided to illustrate the actual cash and value of restricted shares received by each NEO for service and performance in 2020 and the 2018 – 2020 performance awards maturing on December 31, 2020. Note that the amounts reported below differ substantially from the amounts determined under SEC rules and reported in the Summary Compensation Table. This chart is not a substitute for the Summary Compensation Table.

2020 Target vs Realized Pay
Salary (1)
Cash Bonus (2)
LTI (3)
Pay in $000
12,000
10,000
8,000
6,000
4,000
2,000
0
10,377
8,403
3,229
2,919
3,605
3,168
3,605
3,100
2,341
2,024
Target
Realized
CEO
CFO
COO
CIO
EVP

1.The realized pay in the above chart reflects base salaries in the following amounts: CEO - $1,038,462, CFO - $623,077, COO - $623,077, CIO - $623,077, and EVP - $566,346.

2.Cash bonus reflects the cash awards made in February 2021 with respect to performance under the annual cash bonus program in 2020 in the following amounts: CEO - $1,735,892, CFO - $728,065, COO - $882,277, CIO -$862,089, and EVP - $516,508. Annual cash bonus target values included in the calculations for this chart include actual bonus eligible base salary earnings in 2020. In 2020, there were 27 payroll cycles, rather than the standard 26 cycles.

3.Target LTI reflects 2020 target stock bonus and 2018 – 2020 target performance awards. Realized LTI reflects 2020 earned stock bonus in the following amounts: CEO - $1,590,783, CFO - $760,049, COO - $763,114, CIO - $714,608, and EVP - $499,126; earned 2018 – 2020 performance awards in the following amounts: CEO - $3,665,184, CFO - $733,001, COO - $816,850, CIO - $816,850, and EVP - $401,573; and the dividend equivalent cash payment for the earned 2018 – 2020 performance awards in the following amounts: CEO, $372,372. CFO - $74,471, COO - $82,990, CIO - $82,990, and EVP - $40,799. The 2020 earned stock bonus was issued in the form of time-based restricted stock in 2021 and will be reflected in the 2022 proxy statement.

The realized amounts reflect the value of shares of stock awarded in February 2021 (i) with respect to performance under the annual bonus program in 2020 (restricted stock), and (ii) for achievement under 2018 – 2020 performance awards maturing on December
31, 2020 (unrestricted stock), all with a value per share of $180.32, the closing price of the Company’s Common Stock on the NYSE on February 25, 2021.

Key Takeaways for Realized Pay Chart versus Summary Compensation Table Pay

•Realized pay reflects the impact of COVID-19 on the Company’s financial and operating performance and the adjustments approved by the Compensation Committee as a result of the pandemic (i.e., the addition of a pandemic related metric judged to be achieved at target (100%) for both the annual cash and CEO stock bonuses).
•Realized pay for the CEO and the remaining NEOs (averaged) was below target pay by approximately 19% and 12%, respectively.
•Realized pay for the CEO and remaining NEOs (averaged) was lower than 2019 realized pay by approximately 31% and 23%, respectively.
•Realized pay for 2020 declined from the prior year due to the impact of the pandemic on our business. The decline included reductions in 2020 cash and stock bonuses and the 2018 - 2020 performance awards achievement as compared to the prior year.

•The stock components in the Summary Compensation Table are based on grant date fair values, are allocated to the year of grant rather than the year for which performance was measured, and, in the case of performance awards, do not reflect the actual achievement of the awards. For the 2020 Summary Compensation Table, the 2020 stock grants are based on 2019 performance, which is the prior year’s performance, and the 2020 - 2022 performance awards reflect the 2020 grant date fair value although actual achievement and settlement of the awards will not occur until the performance period is complete at the end of 2022.

Our Compensation Programs Incorporate Best Practices

The Company implements and maintains leading practices in its executive compensation programs. These practices include the following:

•Pay for performance
•Review of competitive market information when considering executive pay
•Caps on annual and long-term incentives
•Limited perquisites
•No employment agreements with officers (except for our President, an external hire who joined us in January 2021 and who has a three-year contract)
•Policy on recoupment of incentive compensation (clawback policy)
•Double-trigger equity compensation vesting in the event of a change in control
•Director and senior officer stock ownership guidelines
•Separate board and management compensation consultants
•Prohibition against hedging, pledging or borrowing against Company stock by directors and officers and anti-speculation policy

ADDITIONAL DISCUSSION

Consideration of the Results of the 2020 Stockholder Advisory Vote on Executive Compensation
As previously announced, at the 2020 Annual Meeting of Stockholders, the Company’s executive officer compensation for 2019 was approved by over 90% of the votes cast on the matter. The Compensation Committee and the Company considered these results to be an endorsement by stockholders of the Company’s compensation structure, target level and actual executive compensation.

Our Decision Making Process
Who is Involved in Compensation Decisions

Independent Board Members	Independent Compensation Committee
Review and approve the Company’s business plan
Review and ratify the compensation of the Chief Executive Officer and the other executive officers as approved and recommended by the Compensation Committee

Reviews and recommends to the independent members of the Board for ratification the setting of performance goals for corporate bonus programs after the full Board reviews and approves the business plan
Approves and recommends to the independent members of the Board for ratification the target and actual total compensation of the CEO and executive officers

Independent Compensation Consultant	Shareholders and Other Key Stakeholders
Provides guidance on executive compensation programs in terms of prevailing market practice Steven Hall & Partners is the Compensation Committee's independent compensation consultant	Provide feedback on various executive pay practices and governance during periodic meetings with management
Chief Executive Officer
Makes recommendations and provides input with respect to compensation for NEOs, other than himself

How We Review Market Compensation

In determining the total compensation for each NEO, which is the sum of base salary, bonus and long‑term incentives, the Compensation Committee generally considers a number of factors on a subjective basis, including:
(i)    the scope of the officer’s responsibilities within the Company and in relation to comparable officers at various companies within the peer group described below;
(ii)    the experience of the officer within our industry and at the Company;
(iii)    performance of the Company and performance of the officer and his or her contribution to the Company;
(iv)    the Company’s financial budget and general level of wage increases throughout the Company for the coming year;
(v)    a review of historical compensation information for the individual officer;
(vi)    the recommendations of the CEO (other than with regard to his own compensation); and
(vii)    data regarding compensation paid to officers with comparable titles, positions or responsibilities at REITs that are considered by the Compensation Committee to be comparable for these purposes.
An officer’s target compensation is not mechanically set to be a particular percentage of the peer group average, although, as noted, the Compensation Committee does review the officer’s compensation relative to the peer group to help the Compensation Committee perform the subjective analysis described above.
An officer’s target compensation may vary from the peer group data for the following reasons:
(a)    the officer’s role and experience within the Company may be different from the role and experience of comparable officers at the peer companies;
(b)    the actual compensation for comparable officers at the peer companies may be the result of a year of over-performance or under-performance by the peer group;
(c)    the target compensation and performance goals for comparable officers at peer companies may not have the same rigor as at the Company;
(d)    the Company's performance may vary significantly from the peers; and
(e)    the Compensation Committee believes that ultimately the decision as to appropriate target compensation for a particular officer should be made based on the full review described above.
Our incentive programs are designed so that actual performance in excess of the performance targets results in payouts above target (with caps on above target payouts) and actual performance below the performance targets results in payouts below target or no payout.
How We Select and Use Peer Groups

Companies for Market Compensation Purposes:
The Company regularly reviews the reference peer group, described below, which it uses when evaluating the appropriate levels of executive compensation, in order to maintain consistency and relevancy. In determining the peer group composition, the following elements are considered.
The final peers selected have one or more of the following characteristics:
•    Asset Focus (multi‑family/complexity of operations): a meaningful portfolio of multi-family properties and/or intense property management operations
•    Size: defined as total capitalization (equity plus debt) generally within 0.5x to 2.0x of AvalonBay
•    Talent: companies with whom we could compete for talent

The Company includes the following 14 companies in its peer group for comparison of total compensation.

Source: S&P Global

Companies for Performance Award Measurement Purposes
The Company uses a different peer group for determining performance under its performance awards. The peer group for determining the level of total target compensation is based in part on size parameters since the Company is competing with similar sized companies for executive talent. For the performance awards, size is less of a consideration and more emphasis is placed on multi‑family peers since operating performance and shareholder return are more appropriately compared with direct competitors in our specific industry.
For the 2020 - 2022 performance awards relating to three‑year relative TSR, the following indices were used:

•FTSE Nareit Equity Apartments Index represents REITs in the multifamily housing industry across the U.S.; and
•FTSE Nareit Equity REITS Index represents a comprehensive group of REITs that spans the commercial real estate industry across the U.S. economy. This index includes all investment and property sectors other than REITs that have been designated as Timber REITs or Infrastructure REITs.

For the 2020 - 2022 performance awards relating to operating metrics, the following multifamily REITs were used as peer companies:

•Apartment Investment and Management Company
•Camden Property Trust
•Equity Residential
•Essex Property Trust, Inc.
•Mid‑America Apartment Communities, Inc.
•UDR, Inc.

These companies were chosen primarily because they are publicly traded companies in the multifamily industry. Please note that Apartment Investment and Management Company completed its spin-off of certain assets, operations and liabilities on December 15, 2020 and the resulting apartment-focused REIT entity, Apartment Income REIT Corp., with the ticker symbol AIRC, will be included in the multi-family peer group.

Who are our Compensation Consultants
The Compensation Committee has engaged Steven Hall & Partners, an executive compensation consulting firm, to provide advice and counsel on executive compensation as well as competitive pay practices. Steven Hall & Partners did not provide any services directly to the Company or management. Management uses the services of FPL Associates, another compensation consulting firm, to provide information about competitive pay practices and data. The Compensation Committee undertook an assessment of whether any material conflict of interest exists in connection with the services of Steven Hall & Partners to the Compensation Committee or the services of FPL Associates to management and concluded that there was no such material conflicts of interest.

With respect to the three-year performance awards relating to TSR, the Company utilizes FAS Solutions Inc. to provide the Monte Carlo valuation that is used for accounting purposes.

What We Pay and Why: Elements of Compensation

Our executive compensation program contains the following primary pay components:
•    Base Salary – Fixed cash compensation
•    Annual Incentive Awards – Payable in cash and stock contingent upon achievement of performance measures and goals
•    Long‑Term Incentive Awards – Payable in the form of performance-based awards with pre‑established measures and goals

Type	Component	Description	Connection to the Company’s Business Strategy and Philosophy
Fixed Compensation	Base Salary	This amount, payable in cash, is generally established each year in February and effective in March	Attract and retain key talent

Performance‑Based Compensation	Annual Incentive Awards
Threshold, target and maximum goals are established in February of each year for the annual cash bonus component and payouts are made the following year

The annual stock bonus component has pre-determined goals for the CEO. For the remaining NEOs, the stock bonus component is based upon the achievement of their respective business unit goals. Stock bonus are awarded in the form of restricted stock with three-year ratable vesting
Drive Company and business unit performance Motivate individual performance Retain the services of the executive
Long‑Term Incentive Awards	A target number of performance units is granted, and the number of units earned may increase or decrease contingent upon absolute and relative TSR and operating performance against peer groups

		Settled at the end of the performance period in unrestricted stock and a cash payment reflecting the dividends earned on such number of shares during the performance period	Align executive officers’ compensation with the interests of stockholders Maximize the Company’s performance and reward management’s long‑term perspective

How We Establish Goals and Determine Achievement for Incentive Compensation

Setting Goals: At the beginning of the year, the Board of Directors reviews and approves the Company’s business plan and budget. Subsequently, the Company’s management proposes corporate goals for that year for the annual bonus program and long‑term incentive program. The Compensation Committee reviews these proposed goals, adopts any revisions it may deem appropriate, and approves and recommends the final corporate goals to the full Board of Directors for ratification and approval by a vote of the independent directors who would qualify for membership on the Compensation Committee.

Annual business unit goals are drafted by the head of each business unit and reviewed, modified, and approved by the Chief Executive Officer.

The individual goals for the annual bonus program are determined in a similar manner, with the exception that the goals for the Chief Executive Officer are determined by the Compensation Committee and ratified by the independent directors of the Board who would qualify for membership on the Compensation Committee.

Determining Achievement: At the end of each year, the CEO reviews and recommends to the Compensation Committee his assessment of the achievement of corporate goals for both the annual bonus program and the long‑term incentive program, and the business unit and individual goals for the annual bonus programs for the other NEOs. Recommendations for bonus awards and compensation changes for the CEO, and all executive officers, are approved by the Compensation Committee and are then ratified by the independent directors of the Board who qualify for membership on the Compensation Committee.

Design of the Annual Cash Incentive Program: Our annual cash bonus program emphasizes short term goals and is paid in cash.

The following components are measured to determine performance under the 2020 Annual Cash Incentive Program:
•Moving towards a multi-stakeholder approach, corporate performance consists of Core FFO per share, development yield, ESG metrics including GRESB, customer satisfaction goals (Mid-Lease NPS and Online Reputation Sentiment) and management performance;
•Business unit performance (applies to all NEOs except the CEO); and
•Individual performance

Why These Performance Measures are Selected:

Corporate Performance	Rationale
Core FFO per Share	Core FFO per share is a key performance metric used by many REITS and tracked by equity research analysts. Core FFO per share is reported in our quarterly results and periodic guidance to the market.
Development Completions (Yield vs. Original Budgeted Yield)	Development yield (i.e., projected NOI/total capital cost) is a return measure that reflects the economic returns from a development community as a percentage of the capital we invested in it.

As a performance measure, we measure development yield on completed developments against the original budgeted yield for that asset, which is established at the start of construction.
GRESB	Embracing the ESG focus along with our investors, the GRESB score captures AVB’s commitment and execution on ESG matters based on an independent third-party assessor.
Customer Satisfaction: Mid-Lease NPS and Online Reputation Sentiment	These customer satisfaction metrics, sourced from third parties, measure our residents’ sentiment on our product and service.
Management’s Performance vs. Goals	There are two components to the qualitative assessment of management’s performance: (i) strategic and corporate initiatives, and (ii) management effectiveness, where we gauge ourselves against pre‑established annual and multi-year goals.

Review of 2020 Performance and Pay

Annual Cash and Stock Incentive Program:

The goals, metrics and achievement for the corporate component of the 2020 Annual Cash Incentive Program are graphically illustrated in the following charts. Total performance under all corporate goals was determined to be 51.2% at the original payout level or 76.2% after incorporating a pandemic response metric.

Individual Goals and Achievement for Annual Cash Bonus Component
Individual goals for officers include the executive’s leadership and managerial performance, as well as specific business-related objectives that are evaluated on a subjective basis annually. Individual performance for Mr. Naughton was determined by the Compensation Committee. The Compensation Committee also determined individual performance for the other NEOs after receiving recommendations from Mr. Naughton. The Compensation Committee determinations were ratified and approved by the independent members of the Board who would qualify to serve on the Compensation Committee. With COVID-19 significantly impacting business operations for most of the performance year, the leaders reprioritized their goals mid-stream and added new tactical objectives to manage through the impact of the pandemic.

Mr. Naughton
Mr. Naughton’s individual goals for 2020 related to (i) market expansion and growing the mixed-use platform; (ii) capital allocation and financial management objectives, including goals related to portfolio management, the development rights pipeline, redevelopment strategy, balance sheet and liquidity management and controlling overhead costs; (iii) effective operations and asset management, including goals relating to the customer experience, community performance, and expanding the scope of our asset management platform; (iv) organizational and talent management with respect to executive level succession and next generation leaders; (v) ensuring the safety and well-being of our associates, residents and the communities in which we operate during the pandemic; and (vi) ensuring business continuity and stability in light of economic and public health conditions brought on by COVID-19. Based on the CEO’s performance in 2020, including responding to and leading the Company during the pandemic, performance in other operations and strategic areas, and the hiring of the new President, the Compensation Committee and the Board determined that Mr. Naughton’s individual performance was 150% of target.

Mr. O'Shea
Mr. O’Shea’s individual goals for 2020 included (i) effective management of the Company’s capital plan, including the issuance of debt and equity, as well as joint venture activity; (ii) providing effective oversight of the accounting, financial reporting, financial planning and analysis, risk management, tax, treasury, investment management and corporate responsibility functions; (iii) providing oversight of the Company’s shared service center; (iv) providing administrative oversight of the Company’s internal audit group; (v) directing the Company’s investor relations efforts; and (vi) strengthening talent management and leadership development in the Financial Services Department. Under Mr. O’Shea’s leadership, the Finance team completed two bond issuances early in the year that eliminated bond maturity exposure until 2022, facilitated the first stock buyback program in over a decade, and successfully developed and swiftly implemented additional accounting policies and financial disclosures related to the pandemic. Additionally, due to the pandemic, the business continuity plan was deployed to support work from home efforts for the call center operations. Based on these achievements, the Compensation Committee and the Board determined that Mr. O’Shea’s individual performance was 125% of target.

Mr. Birenbaum
Mr. Birenbaum's individual goals for 2020 related to: (i) making progress in market and mixed-use expansion; (ii) progress on portfolio management objectives, including closer integration between the operating platform, asset management and investments; (iii) working with the development group to prioritize and optimize holdings of development rights, including land; (iv) preparing the organization to absorb greater volume and developing capacity to accommodate growth; and (v) assisting the executive leadership team with organization planning and development. With Mr. Birenbaum’s guidance, despite the pandemic, progress was made on portfolio allocation goals within the constraints of a rapidly shifting investment sales market, disposition volume was increased beyond the original annual plan, and the Company continued to make progress on pursuit of new mixed-use opportunities and preserved development rights. Based on these achievements, the Compensation Committee and the Board determined that Mr. Birenbaum’s individual performance was 150% of target.

Mr. Breslin
Mr. Breslin’s individual goals for 2020 included (i) achieving absolute and relative performance metrics for the Company’s portfolio; (ii) maintaining an engaged workforce that represented approximately two-thirds of the Company; (iii) continuing to execute the strategy for the reimagined operating model; (iv) assessing the efficiency and effectiveness of the maintenance organization; (v) integrating Revenue Management, Marketing and Sales Enablement under common leadership; and (vi) bifurcating the technology group into Enterprise Technology and Digital Technology, each with its own strategic plan. Mr. Breslin successfully steered his groups through the turbulent environment created by the pandemic, including by establishing new operating protocols that impacted associate and customer related processes and experiences. Additionally, he led the Enterprise Technology team’s response to the pandemic, enabling the workforce to successfully work remotely during the pandemic. Based on these achievements, the Compensation Committee and the Board determined that Mr. Breslin's individual performance was 150% of target.

Mr. McLaughlin
Mr. McLaughlin’s individual goals for 2020 related to (i) managing and developing the talent within the East Coast Development team; (ii) assuming leadership responsibility for the Construction organization and keeping them engaged, informed and productive during this transition and in the midst of a pandemic; (iii) sourcing new opportunities in expansion markets; and (iv) continuing with lease up activities. Despite construction work ceasing temporarily during state and local mandates, under Mr. McLaughlin’s leadership, the teams successfully navigated these challenges and also outperformed on previously established safety metrics. The pandemic required the Development team to renegotiate existing development pursuits to preserve capital and future flexibility. Based on these achievements, the Compensation Committee and the Board determined that Mr. McLaughlin’s individual performance was 150% of target.

Annual Stock Bonus Component
Each of the NEOs had an annual stock bonus component in their total pay package in 2020. Mr. Naughton’s annual stock bonus is based on a mix of quantitative and qualitative factors, as discussed previously. Messrs. O’Shea, Breslin, Birenbaum and McLaughlin each received an annual stock bonus based upon the achievement of their respective business unit goals. When the annual stock bonus award is earned, it is awarded in the form of restricted stock that vests ratably over three years, based on continued employment but subject to earlier acceleration of vesting in the event of a termination due to death or disability, a termination without cause, or retirement.

Mr. O'Shea
Mr. O’Shea’s business unit goals were based on the achievements of the Financial Services Group, for which Mr. O’Shea has direct supervisory responsibility. The Financial Services Group includes the areas of capital markets, accounting, financial reporting, financial planning and analysis, risk management, tax, internal audit (for which he has administrative oversight), investor relations, and investment fund management, as well as our call center operations which support our apartment communities. He also assumed leadership for the corporate responsibility function in 2020. Despite the challenges of the pandemic, the major achievements of the Financial Services Group included (i) sound liquidity management with significant gross capital sourced; (ii) successful development of accounting tools and templates for future transaction activity; (iii) deployment of the business continuity plan to support work from home efforts for the call center operations as a direct result of the pandemic; (iv) successful renewal of our insurance programs; and (v) improvement in our GRESB score due to our commitment to improving science-based targets. For 2020, the overall achievement for Mr. O’Shea’s business unit was determined to be 95.0% of target.

Mr. Birenbaum
Mr. Birenbaum’s business unit goals were based on the achievements of the Investments, Market Research, West Coast Development, Asset Management (including Retail and Design), Construction Support Services and Operations and Investment Services groups, for which Mr. Birenbaum has direct oversight responsibility. Although a number of projects were hindered due to the pandemic, major achievements included (i) completion of a higher number of dispositions than planned notwithstanding the impact of the pandemic; (ii) successful advancement of portfolio allocation goals within the constraints of a rapidly shifting investment sales market; (iii) addition of new development rights in Denver and Florida; and (iv) establishing ground work for growth platforms. For 2020, the overall achievement for Mr. Birenbaum’s business unit was determined to be 79.4% of target.

Mr. Breslin
Mr. Breslin’s business unit goals were based on the achievements of the Residential Services, Marketing, Engineering, Enterprise Technology, Digital Technology (including Data Analytics), Human Resources and Strategic Initiatives functions, for which Mr. Breslin has direct oversight responsibility. The major achievements of these groups in 2020 included: (i) established new protocols for virtual operations and documented COVID-19 related changes to daily operations, while providing key and timely resources to the largest group of associates in the Company; (ii) implemented COVID-19 Temporary Emergency Paid Leave ("EPL") that provides extra paid time off for associates who are directly or indirectly impacted by COVID-19; (iii) deployed new technology (hardware, software and security products) to facilitate associates working from home during the pandemic; and (iv) developed various processes and online system applications related to health screening, amenity reservations, and payment plan offerings on the resident portal in response to the pandemic, among others. For 2020, the overall achievement for Mr. Breslin’s business unit was determined to be 84.8% of target.

Mr. McLaughlin
Mr. McLaughlin’s business unit goals were based on the achievements of the Development East Coast and Construction groups, for which Mr. McLaughlin has direct oversight responsibility. As a result of the pandemic, there were fewer development starts and completions than anticipated. However, the Development group renegotiated existing development pursuits to preserve capital and future flexibility. While the Construction team continued to experience supply chain interruptions and delays, as well as sporadic labor shortages due to impacted or quarantining work crews, the team successfully navigated the new work and safety protocols while making substantial gains on lost productivity. For 2020, the overall achievement for Mr. McLaughlin’s business units was determined to be 76.8% of target.

Long‑Term Incentive Program:

Design of the Long‑Term Incentive Program: Under our multi‑year, long‑term incentive award program, performance awards are granted each year with a target number of performance units that may be reduced or increased at the end of the three year performance period depending on achievement against established metrics. For the 2020 - 2022 performance period, the performance units that are earned at the end of the performance period are settled in shares of Common Stock and a cash payment equal to the dividends that would have been earned on that number of shares during the performance period.

The metrics under the performance awards made in 2020 with a three‑year performance period ending on December 31, 2022 are as follows:

TSR Metrics (Weighted 50%)	Performance Level and Metric(1) (relative performance stated as percentage points above or below index performance)
	Threshold	Target	Maximum	Percent of TSR Metrics
Relative to FTSE Nareit Equity REITs Index	-5.0%	0.0%	5.0%	30.0%
Relative to FTSE Nareit Equity Apartments Index	-3.0%	0.0%	3.0%	70.0%

Operating Metrics (Weighted 50%)	Performance Level and Metric(1) (relative performance stated as (i) percentage points above or below average peer performance(2) or (ii) difference between AVB performance and average peer performance)
	Threshold	Target	Maximum	Percent of Operating Metrics
Core FFO per share growth vs. peers	-3.0%	Equal to Peer Average	+3.0%	40%
Net Debt-to-Core EBITDA ratio vs. peers	1.5x	Equal to Peer Average	-1.5x	30%
Net Asset Value per share growth vs. peers	-3.0%	Equal to Peer Average	+3.0%	30%

1.For target performance, 100% achievement is earned, for performance at maximum or above, 200% achievement is earned, and for threshold performance, 50% achievement is earned. For results between threshold and target, or between target and maximum, payouts shall be based on interpolation. For performance below threshold, no achievement is earned.

2.The peers used in calculating each of the Operating Performance Metrics include: Apartment Investment and Management Company, Camden Property Trust, Equity Residential, Essex Property Trust, Inc., Mid-America Apartment Communities, Inc., and UDR, Inc. Operating metrics for companies that are acquired during the performance period will be factored in for the portion of the performance period for which they were publicly traded companies that published operating results. As noted previously, Apartment Investment and Management Company conducted a spin-off in December 2020 and the apartment-focused REIT entity, Apartment Income REIT Corp., with the ticker symbol AIRC, will be included in the multi-family peer group.

Why These Performance Measures are Selected
The performance awards strengthen the alignment of executive compensation with long‑term stockholder value creation. Our NEOs have the opportunity to earn shares of AvalonBay Common Stock with a value that adjusts based on AvalonBay’s TSR relative to the FTSE Nareit Equity REITs Index and FTSE Nareit Equity Apartments Index. These two indices are selected because they represent the broader REIT industry and the REIT apartment industry, respectively.

Operating metrics in the form of Core FFO per share growth, Net Debt‑to‑Core EBITDA ratio and NAV per share growth against peers are chosen to motivate our officers to focus on critical operating performance objectives that we believe will contribute to sustainable stockholder returns over the long term.

How the Company Performed for Performance Awards Ending December 2020
The goals, metrics and achievement for the performance awards maturing on December 31, 2020 are graphically illustrated in the following charts:

Achievement of Long-Term Incentive Goals: 2018-2020 Performance Awards

Please note that the achievement placement line marker is approximate and is for illustration purpose only

Absolute Total Shareholder Return (measured over 3 years)

Threshold: 3.0%
Target: 8.0%
Maximum: 13.0%

Performance: **0.08%** (Below Threshold)

Total Shareholder Return Relative to FTSE Nareit Equity REITs Index (measured over 3 years)

Threshold: -5.0%
Target: 0.0%
Maximum: +5.0%

Performance: **-3.0%** (Above Threshold)

Total Shareholder Return Relative to FTSE Nareit Apartment Index (measured over 3 years)

Threshold: -3.0%
Target: 0.0%
Maximum: +3.0%

Performance: **-3.0%** (At Threshold)

Core FFO/Share Growth vs. Peers (in percentage difference from peer average) (measured over 3 years)

Threshold: -3.0%
Target: 0.0%
Maximum: +3.0%

Performance: **-1.82%** (Above Threshold)

Net Debt to Recurring EBITDA vs. Peers (measured over 3 years)

Threshold: 1.5x
Target: 0.0x
Maximum: -1.5x

Performance: **-0.38x** (Above Target)

2020 Compensation Determinations

The following tables provide information on the NEOs’ 2020 Compensation:

Review of 2020 Base Salary:

Name	Base Salary ($)
Mr. Naughton	1,000,000
Mr. O’Shea	600,000
Mr. Birenbaum	600,000
Mr. Breslin	600,000
Mr. McLaughlin	550,000

Review of 2020 Annual Cash Bonus:

	Annual Weight of Each Component (%)
Name	Corporate	Business Unit	Individual
Mr. Naughton	90%	—	10%
Mr. O’Shea	40%	40%	20%
Mr. Birenbaum	40%	40%	20%
Mr. Breslin	40%	40%	20%
Mr. McLaughlin	40%	40%	20%

Name	Threshold ($)	Target ($)	Maximum ($)	Actual Cash Bonus ($)
Mr. Naughton	1,000,000	2,000,000	4,000,000	1,735,892
Mr. O’Shea	375,000	750,000	1,500,000	728,065
Mr. Birenbaum	450,000	900,000	1,800,000	862,089
Mr. Breslin	450,000	900,000	1,800,000	882,277
Mr. McLaughlin	275,000	550,000	1,100,000	516,508

Review of 2020 Annual Stock Bonus (based on business unit performance for NEOs other than Mr. Naughton):

Name	Threshold ($)	Target ($)	Maximum ($)	Actual Stock Bonus ($)
Mr. Naughton	1,025,000	2,050,000	4,100,000	1,590,800
Mr. O’Shea	400,000	800,000	1,600,000	760,000
Mr. Birenbaum	450,000	900,000	1,800,000	714,600
Mr. Breslin	450,000	900,000	1,800,000	763,200
Mr. McLaughlin	325,000	650,000	1,300,000	499,200
The actual stock bonus payout is delivered in the form of restricted stock that vests ratably over three years from the date of grant. This award will be disclosed in the 2022 proxy statement Summary Compensation Table as it was granted in February 2021.

2018 – 2020 Performance Awards Update

The following table shows the actual performance units earned at the completion of the three‑year performance period ended December 31, 2020 that were settled in unrestricted shares of stock.

Name	Target Number of Performance Units	Actual Performance Achievement (%)	Actual Number of Performance Units Earned	Cash Dividend Equivalent Paid Based on Earned Units ($)
Mr. Naughton	33,804	60.1%	20,326	372,372
Mr. O’Shea	6,761	60.1%	4,065	74,471
Mr. Birenbaum	7,533	60.1%	4,530	82,990
Mr. Breslin	7,533	60.1%	4,530	82,990
Mr. McLaughlin	3,703	60.1%	2,227	40,799

2020 – 2022 Performance Awards Update

The target, threshold and maximum number of performance units granted in 2020 that may be earned for the performance period 2020 - 2022:

		2020 – 2022 TSR Metric			2020 – 2022 Operating Metric
Name	Target Dollar Value ($)	Threshold (#)	Target(1) (#)	Maximum (#)	Threshold (#)	Target(1) (#)	Maximum (#)
Mr. Naughton	5,750,000	6,828	13,656	27,312	6,828	13,656	27,312
Mr. O’Shea	1,200,000	1,425	2,850	5,700	1,425	2,850	5,700
Mr. Birenbaum	1,350,000	1,603	3,206	6,412	1,603	3,206	6,412
Mr. Breslin	1,350,000	1,603	3,206	6,412	1,603	3,206	6,412
Mr. McLaughlin	650,000	772	1,544	3,088	772	1,544	3,088

1.To derive the target number of units for each of TSR and Operating Metrics respectively, 50% of the target dollar value was divided by the 20-day average closing stock price ending on December 31, 2019 of $210.5235. The Monte Carlo valuation is used to determine the accounting value of the TSR awards as reported in the Summary Compensation Table. The shares of stock that may be issued upon settlement of awards are not subject to further additional time vesting requirements and will be delivered together with a cash payment representing the dividends that were paid on that number of shares during the performance period.

2020 Target Total Compensation
We consider the total target compensation of our NEOs for a given year to consist of the sum of:

(i)    Base salary for the year (after giving effect to any increase in base salary, which usually occurs, if at all, on or around March 1 of the year);

(ii)    Target annual cash bonus and stock bonus for the year; and
(iii)    Target dollar value of the multiyear performance award granted that year (in this case 2020 - 2022 performance award), although not maturing until the end of the three-year performance period.

Prior to the onset of COVID-19, 2020 increases to the total target compensation of each of the NEOs were approved, generally in the form of variable compensation, such as adjustments to target cash bonus, target stock bonus or target performance awards. Mr. Naughton’s total target compensation increased by 3.8%, and the average increase for the other four NEOs was approximately 6%. For Mr. Naughton, the increase was generally based on an evaluation of his performance and a review of competitive pay practices among the relevant peer group. For the other NEOs, the increases were based on the same two factors and also recognized expanded roles for those officers due to the retirement of other executive officers and the reallocation of their work.

Other Benefits

Pursuant to our Deferred Compensation Plan, certain employees, including the NEOs, may defer up to 25% of base annual salary and up to 50% of annual cash bonus on a pre‑tax basis and receive a tax‑deferred return on those deferrals. Deferral elections are made by eligible employees during an open enrollment period each year for amounts to be earned in the following year. Participating employees direct the deemed investment of their deferral accounts by selecting among certain available investments in mutual funds.
We have an employee stock purchase plan that allows our employees the opportunity to purchase up to $25,000 of our Common Stock per year at a 15% discount to the lower of the closing price of the Common Stock, as reported on the NYSE, on the first business day of the purchase period or the closing price of the Common Stock on the last day of the purchase period. For 2020 there were two purchase periods, January 1 – June 10 and July 1 – December 10, with the opportunity to purchase up to $12,500 of our Common Stock at the discounted rate previously mentioned during each of the two purchase periods (up to $25,000 annually). In addition, we maintain a 401(k) retirement savings plan and match 50% of the contributions up to the first six percent of a participant's eligible compensation (subject to certain tax limitations). We offer medical, dental and vision insurance plans, a portion of the cost of which is paid by the employee. We also provide life insurance, accidental dismemberment insurance, and short‑term and long‑term disability insurance for each employee.

Compensation Policies
Executive Stock Ownership Guidelines. The Company believes that stock ownership by its senior officers is important and has established the Senior Officer Stock Ownership Guidelines for officers who are at the senior vice president level or above. These guidelines provide that the following classes of senior officers are expected to maintain ownership of Common Stock (including unvested restricted shares) equal to the indicated multiple of base salary:
Chairman of the Board, CEO and President     6 times

Chief Financial Officer and Executive Vice Presidents     3 times

Senior Vice Presidents     1.5 times

The full text of the Senior Officer Stock Ownership Guidelines, which includes the time periods by which such ownership must be achieved and a retention policy during periods of non-achievement, is posted on the Investor Relations section of the Company’s website (www.avalonbay.com) under “Corporate Governance Documents.” The Company also has Director Stock Ownership Guidelines as discussed in the “Director Compensation and Director Stock Ownership Guidelines” section of this Proxy Statement.

Anti-Hedging and Anti-Speculation Policy. AvalonBay’s Board of Directors has adopted the following Anti-Hedging and Anti-Speculation Policy which applies to all employees and the Board of Directors:

"Associates (including officers) and members of the Board of Directors of AvalonBay Communities, Inc. (the 'Company') may not, directly or indirectly (including, without limitation, through trading done by immediate family members sharing the person’s household and/or not financially independent of such person or through trading done through an account over which the person has investment power or authority):

1.Sell Company equity securities short (i.e., sell Company equity securities that are not owned by the seller at the time of sale).
2.Buy or sell securities or financial instruments that are derivatives of Company equity securities, including, without limitation, puts, calls, futures contracts and options (other than receiving employee stock options under the Company’s Stock Incentive Plan).
3.Purchase financial instruments or engage in other transactions for the purpose of speculating in Company equity securities, including, without limitation, financial instruments and transactions designed for the purpose of providing the economic equivalent of profiting from a change in the value of Company equity securities.

4.Purchase financial instruments or engage in other transactions for the purpose of hedging or offsetting a decrease in the price of Company equity securities, including, without limitation, prepaid variable forward contracts, equity swaps and collars."

No Pledging Policy. The Board has also adopted the following No Pledging Policy:

"No officer and no member of the Board of Directors of AvalonBay Communities, Inc. (the “Company”) may, directly or indirectly (including, without limitation, through accounts owned by immediate family members sharing the person’s household and/or not financially independent of such person or through trading done through an account over which the person has investment power or authority), purchase Company equity securities on margin, hold Company equity securities in a margin account, or borrow money from a broker or other lender that is secured by Company Securities."

Severance Policy. The Board has adopted a Policy Regarding Shareholder Approval of Future Severance Agreements (the “Severance Policy”). The Severance Policy generally provides that the Company will not, without stockholder approval or ratification, enter into or bind the Company to the terms of any severance agreement entered into after adoption of the policy with a senior executive officer that provides for severance benefits (as defined) in excess of 3.0 times the sum of the officer’s base salary plus annual bonus. The Severance Policy, which is posted on the Investor Relations section of the Company’s website (www.avalonbay.com) under “Corporate Governance Documents,” provides additional detail regarding the application of this policy.

Policy on Recoupment of Incentive Compensation (Clawback Policy). The Board has adopted a Policy for Recoupment of Incentive Compensation (i.e., a compensation clawback policy), which applies to senior officers (generally senior vice presidents and above). Pursuant to this policy, in the event the Company is required to prepare an accounting restatement due to the material non‑compliance of the Company with any financial reporting requirement, then an independent committee of the Board of Directors may require any covered officer to repay to the Company all or part of any “Excess Compensation” that such officer had previously received. Excess Compensation is defined as that part of the cash or equity incentive compensation received by a covered officer during the three‑year period preceding the publication of the restated financial statement that was in excess of the amount that such officer would have received had such incentive compensation been calculated based on the financial results reported in the restated financial statement. The full text of the policy is posted on the Investor Relations section of the Company’s website (www.avalonbay.com) under “Corporate Governance Documents.”

Practices with Regard to Dates and Pricing of Stock and Option Grants

The Compensation Committee determines the number of shares underlying options and/or number of shares of restricted stock to award to officers as part of annual compensation. Those members of the Board of Directors who would qualify for service on the Compensation Committee review and ratify these awards for executive officers at the Board’s regularly scheduled February meeting. The award date for options and stock grants is generally the date of ratification but may be delayed to a date after such ratification if there is a pending announcement by the Company of material non‑public information, such as an earnings release. In all cases, our options are granted: (i) on the dates described above; (ii) on the date of (or a date set in connection with) a new employee’s start with the Company as approved by the Chief Executive Officer or the Board of Directors in advance of the start date; or (iii) on the date of approval by the Chief Executive Officer for retention or recognition purposes up to a Board‑authorized maximum value of $250,000. Option exercise prices are equal to the NYSE closing price of our Common Stock on the date of grant. Additionally, all officers must receive prior authorization for any purchase or sale of our Common Stock (unless made pursuant to a previously approved Rule 10b5‑1 plan), which, in the case of open market transactions, is generally only given during approved trading windows that are generally established in advance based upon earnings release dates.

Risk Considerations
The Compensation Committee reviewed and considered risks arising from the Company’s compensation policies and practices for its employees. This review included consideration of the following specific elements of the Company’s executive compensation policies and procedures:

•preexisting, defined goals are set for annual bonuses and long-term incentive awards;
•annual goals contain multiple financial targets, including performance against a pre-approved budget;

•performance goals include both absolute performance and performance relative to industry peers;
•annual goals balance financial and non-financial performance;
•goals include corporate, business unit, and individual performance goals;
•performance goals include achievement against both single year and multi-year metrics;
•executive compensation is structured as a mix among salary, cash bonus, and equity awards;
•equity awards vest over time;
•bonus and long-term equity programs include maximum payouts or “caps”;
•all unvested equity awards are forfeited upon a termination for cause or voluntary termination under certain circumstances;
•the metrics that are included in our annual bonus program and/or long-term performance awards include a goal addressing appropriate leverage ratios;
•achievement of metrics is not determined on an “all or nothing” basis, but rather goals may be achieved on a graduated basis based on performance against the stated target; and
•while awards are generally made in relation to performance against specific goals, the Compensation Committee retains the discretion to adjust annual bonuses of cash and restricted stock as may be warranted by specific circumstances.

Following this review, the Compensation Committee concluded that any risks arising from the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company at this time, although no assurances can be given in this regard.
Compensation Committee Report

The Compensation Committee of the Board of Directors of AvalonBay Communities, Inc., a Maryland corporation, has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S‑K of the Securities and Exchange Commission with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee
Richard J. Lieb (Chair)
Alan B. Buckelew
H. Jay Sarles
W. Edward Walter
Compensation Committee Interlocks and Insider Participation

During 2020, the members of the Compensation Committee were Richard J. Lieb (Chair), Alan B. Buckelew, H. Jay Sarles and W. Edward Walter. None of them has served as an officer of the Company or any of its subsidiaries. None of our executive officers serves as a member of the board of directors or compensation committee of any company that has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee. No member of the Compensation Committee has any other business relationship or affiliation with the Company or any of its subsidiaries (other than service as a director).

Summary Compensation Table

The table below summarizes the compensation amounts paid in or earned by each of the NEOs for the fiscal years ended December 31, 2020, December 31, 2019 and December 31, 2018.
Executives are eligible to defer a portion of their salaries and bonuses under our Nonqualified Deferred Compensation Plan. The amounts shown below are before any deferrals under the Nonqualified Deferred Compensation Plan.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)(3)		Option Awards ($)(4)	Non–Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
(a)	(b)	(c)	(d)	(e)		(f)	(g)	(h)	(i)	(j)
Timothy J. Naughton	2020	1,038,462	-	8,497,608	(8)	-	1,735,892	-	22,371	11,294,333
Chairman, Chief Executive Officer	2019	1,000,000	-	7,727,980		-	2,170,000	-	23,382	10,079,434
and President	2018	1,000,000	-	6,688,757			2,368,500	-	22,177	7,893,827
Kevin P. O’Shea	2020	623,077	-	2,189,580	(9)	-	728,065	-	26,254	3,566,976
Chief Financial Officer	2019	600,000	-	1,905,782		-	798,000	-	25,237	3,329,019
	2018	595,192	-	1,804,617			846,900	-	24,979	2,931,425
Matthew H. Birenbaum	2020	623,077	-	2,559,766	(10)	-	862,089	-	26,254	4,071,186
Chief Investment Officer	2019	600,000	-	2,157,282		-	844,800	-	24,711	3,447,174
	2018	595,192	-	1,960,925			867,300	-	23,757	3,117,684
Sean J. Breslin	2020	623,077		2,520,288	(11)	-	882,277	-	25,969	4,051,611
Chief Operating Officer	2019	600,000	-	2,246,921		-	823,500	-	24,456	3,488,887
	2018	595,192	-	1,983,318			886,800	-	23,577	3,046,488
William M. McLaughlin	2020	566,346	-	1,327,230	(12)	-	516,508	-	22,653	2,432,737
EVP, Development and Construction
(1) The amounts shown as salary in column (c) reflect actual payments received in each indicated year, which may vary slightly from the salary described in the Compensation Discussion and Analysis as a result of (i) the number of payroll periods in each calendar year and (ii) the fact that salary increases do not go into effect until early March of each year. There were 27 payroll periods in 2020 instead of the typical 26 payroll periods based on a typical calendar. Therefore, 2020 base salary earnings are slightly higher than the executive's target base salary.
(2) The amounts in column (e) include restricted stock awards actually granted during the fiscal year for service in the prior fiscal year. For example, the row for 2020 includes the value of stock awards made in February 2020 with respect to 2019 service.

(3) The amounts in column (e) reflect the aggregate grant date fair value for awards made in the fiscal years ended December 31, 2020, December 31, 2019, and December 31, 2018 computed in accordance with FASB ASC Topic 718 for restricted stock awards and performance unit awards made pursuant to the Company’s Second Amended and Restated 2009 Equity Incentive Plan. The value of restricted stock awards is based solely on the closing price of our Common Stock on the NYSE on the date of grant and no assumptions were used in the calculation of this value. The value of performance unit awards based on operating metrics made in 2020, for the measurement period January 1, 2020 — December 31, 2022, is based on the closing price of our Common Stock on the NYSE on the date of grant of $225.59. The value of performance unit awards based on TSR metrics made in 2020 for the measurement period 2020‑2022 is based on the Monte Carlo value on February 13, 2020 of $254.72. The total realizable value of the 2020‑2022 performance unit awards, if earned at maximum on the date of grant, for the NEOs is: Mr. Naughton—$13,118,227; Messrs. Birenbaum and Breslin—$3,079,748; Mr. O’Shea—$2,737,767; and Mr. McLaughlin—$1,483,197.

(4) No stock options were granted to the NEOs in 2020, 2019, or 2018.

(5) The amounts shown in column (g) reflect the cash awards to the named individuals determined by the Compensation Committee in February of the following year based upon the achievement of the performance metrics established for the year indicated, as more fully described in the Compensation Discussion and Analysis above.

(6) All earnings under the Company’s nonqualified deferred compensation program are determined by reference to returns of actual mutual funds and the Company does not consider such earnings to be above market.

(7) For 2020, the amounts shown in column (i) include, for each NEO (a) amounts contributed by the Company to the NEOs’ 401(k) accounts in the amount of $8,550 each for Messrs. Naughton, O’Shea, Breslin, Birenbaum, and McLaughlin; (b) medical benefit premiums paid by the Company (inclusive of Health Savings Account contributions) in the amount of $13,821 for Mr. Naughton, $15,532 for Messrs. O'Shea, Breslin, and Birenbaum, and $11,616 for Mr. McLaughlin; and (c) the premiums paid by the Company for a standard term life insurance policy in the face amount of $750,000 for: Messrs. O’Shea and Birenbaum—$2,173; Mr. Breslin—$1,888; and Mr. McLaughlin—$2,488.

(8) Stock awards for Mr. Naughton in 2020 included the following: 8,593 shares of restricted stock awarded in respect of 2019 performance; 27,312 total target performance units maturing at the end of 2022.

(9) Stock awards for Mr. O’Shea in 2020 included the following: 3,638 shares of restricted stock awarded in respect of 2019 performance; 5,700 total target performance units maturing at the end of 2022.

(10)Stock awards for Mr. Birenbaum in 2020 included the following: 4,521 shares of restricted stock awarded in respect of 2019 performance; 6,412 total target performance units maturing at the end of 2022.

(11)Stock awards for Mr. Breslin in 2020 included the following: 4,346 shares of restricted stock awarded in respect of 2019 performance; 6,412 total target performance units maturing at the end of 2022.

(12) Stock awards for Mr. McLaughlin in 2020 included the following: 2,596 shares of restricted stock awarded in respect of 2019 performance; 3,088 total target performance units maturing at the end of 2022.

Grants of Plan‑Based Awards
The table below sets out the grants made to the NEOs in 2020 under the Equity Incentive Plan.

Grants of Plan-Based Awards

		Estimated Future Payouts Under Non–Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Options Awards ($/Share) (k)	Grant Date Fair Value of Stock and Options Awards ($)(2)(4) (l)
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Mr. Naughton	2/13/2020	2,025,000	4,050,000	8,100,000	--	--	--	--	-	-	--
	2/13/2020	--	--	--	13,656	27,312	54,624	--	-	-	6,559,113
	2/13/2020	--	--	--	--	--	--	8,593	-	-	1,938,495
Mr. O’Shea	2/13/2020	775,000	1,550,000	3,100,000	--	--	--	--	-	-	--
	2/13/2020	--	--	--	2,850	5,700	11,400	--	-	-	1,368,884
	2/13/2020	--	--	--	--	--	--	3,638	-	-	820,696
Mr. Birenbaum	2/13/2020	900,000	1,800,000	3,600,000	--	--	--	--	-	-	--
	2/13/2020	--	--	--	3,206	6,412	12,824	--	-	-	1,539,874
	2/13/2020	--	--	--	--	--	--	4,521	-	-	1,019,892
Mr. Breslin	2/13/2020	900,000	1,800,000	3,600,000	--	--	--	--	-	-	--
	2/13/2020	--	--	--	3,206	6,412	12,824	--	-	-	1,539,874
	2/13/2020	--	--	--	--	--	--	4,346	-	-	980,414
Mr. McLaughlin	2/13/2020	600,000	1,200,000	2,400,000	--	--	--	--	-	-	--
	2/13/2020	--	--	-	1,544	3,088	6,176	--	-	-	741,599
	2/13/2020	-	-	-	-	-	-	2,596	-	-	585,632

(1) The amounts shown in columns (c), (d) and (e) reflect the threshold, target and maximum payment levels for 2020 under our annual bonus plan, which were established on February 13, 2020. The annual bonus is paid in cash and restricted stock. The actual cash bonuses received by each of the NEOs for performance in 2020, paid in 2021, are set out in column (g) of the Summary Compensation Table. Under applicable SEC rules, earned stock bonuses will be disclosed in the 2022 proxy statement Summary Compensation Table as the actual grant of restricted stock based on 2020 achievement occurred in 2021.

(2) The amounts shown in columns (f), (g) and (h) reflect the threshold, target and maximum number of performance units awarded in 2020 for the performance period 2020 ‑ 2022 under the long‑term incentive performance program. The grant date fair value of 2020 ‑ 2022 awards is based on the closing price on the grant date of $225.59 for the operating metric portion of the award and the Monte Carlo value of $254.72 for the TSR metric portion of the award. Cash dividends will be accrued and paid at the end of the performance period based on the actual number of performance units earned.

(3) The number of shares of restricted stock shown in column (i) granted on February 13, 2020 represent the actual number of shares of restricted stock granted to the NEOs, with respect to performance in 2019, and do not represent compensation for performance in 2020. Dividends are payable on the shares at the same rate as dividends paid on all outstanding shares of our Common Stock.

(4) For the February 13, 2020 grants of restricted stock, the value was calculated based on the closing price of the Common Stock on the date of grant of $225.59.

Outstanding Equity Awards at Fiscal Year-End
The table below sets out outstanding equity awards held by the NEOs as of December 31, 2020.

	Option Awards					Stock Awards(1)
Name	Grant Date	Number of Securities Underlying Unexercised Options: Exercisable (#)	Number of Securities Underlying Unexercised Options: Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(6)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(7)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(6)
(a)		(b)	(c)	(d)	(e)	(f)	(g)		(h)	(i)	(j)
Mr. Naughton	2/26/2015	—	—	—	—	—	10,146	(2)	1,627,723	—	—
	2/11/2016	—	—	—	—	—	16,137	(3)	2,588,859	—	—
	2/16/2017	—	—	—	—	—	31,288	(4)	5,019,534	—	—
	2/15/2018	—	—	—	—	—	23,303	(5)	3,738,500	—	—
	2/14/2019	—	—	—	—	—	7,249	(8)	1,162,957	13,952	2,238,319
	2/13/2020	—	—	—	—	—	8,593	(9)	1,378,575	13,656	2,190,832
Mr. O’Shea	2/26/2015	—	—	—	—	—	1,561	(2)	250,431	—	—
	2/11/2016	—	—	—	—	—	3,094	(3)	496,370	—	—
	2/16/2017	—	—	—	—	—	7,300	(4)	1,171,139
	2/15/2018	—	—	—	—	—	5,627	(5)	902,740	—	—
	2/14/2019	—	—	—	—	—	2,609	(8)	418,562	2,840	455,621
	2/13/2020	—	—	—	—	—	3,638	(9)	583,644	2,850	457,226
Mr. Birenbaum	2/26/2015	—	—	—	—	—	1,922	(2)	308,346	—	—
	2/11/2016	—	—	—	—	—	3,438	(3)	551,558	—	—
	2/16/2017	—	—	—	—	—	7,300	(4)	1,171,139	—	—
	2/15/2018	—	—	—	—	—	6,167	(5)	989,372	—	—
	2/14/2019	—	—	—	—	—	2,955	(8)	474,071	3,214	515,622
	2/13/2020	—	—	—	—	—	4,521	(9)	725,304	3,206	514,339
Mr. Breslin	2/26/2015	—	—	—	—	—	1,922	(2)	308,346	—	—
	2/11/2016	—	—	—	—	—	3,247	(3)	520,916	—	—
	2/16/2017	—	—	—	—	—	7,300	(4)	1,171,139	—	—
	2/15/2018	—	—	—	—	—	6,213	(5)	996,752	—	—
	2/14/2019	—	—	—	—	—	3,260	(8)	523,002	3,214	515,622
	2/13/2020	—	—	—	—	—	4,346	(9)	697,229	3,206	514,339
Mr. McLaughlin	2/26/2015	—	—	—	—	—	1,201	(2)	192,676	—	—
	2/11/2016	—	—	—	—	—	1,910	(3)	306,421	—	—
	2/16/2017	—	—	—	—	—	3,824	(4)	613,484	—	—
	2/15/2018	—	—	—	—	—	3,629	(5)	582,200	—	—
	2/14/2019	—	—	—	—	—	1,542	(8)	247,383	1,495	239,843
	2/13/2020	—	—	—	—	—	2,596	(9)	416,476	1,544	247,704
(1) Stock awards granted between 2015 and 2019 vest one-third starting on March 1 of the year following the date of the grant or the end of the performance period, as applicable. Dividends are payable on the shares at the same rate as dividends paid on all outstanding shares of our Common Stock. For performance units, cash dividends will be accrued and paid at the end of the performance period based on the actual number of performance units earned starting with the 2018 - 2020 performance awards.
(2) Represents performance units that were earned under the 2015-2017 performance period, which converted into time-based restricted stock on February 15, 2018 vesting one-third beginning on March 1, 2019.

(3) Represents performance units that were earned under the 2016-2018 performance period, which converted into time-based restricted stock on February 14, 2019 vesting one-third beginning on March 1, 2020.

(4) Represents performance units that were earned under the 2017-2019 performance period, which converted into time-based restricted stock on February 13, 2020 vesting one-third beginning on March 1, 2021.

(5) Represents annual stock bonus awards issued in 2018 for 2017 performance and performance unit awards that were earned under the 2018 - 2020 performance period, which were earned as of December 31, 2020 and cliff vest on March 1, 2021.

(6) Based on the closing price of the Common Stock as reported on the NYSE on December 31, 2020 of $160.43 per share.

(7) The amounts in column (i) include performance unit awards at the threshold payout level for the 2019-2021 and 2020-2022 performance periods.

(8) Represents the annual stock bonus award issued in 2019 in respect of 2018 performance vesting one-third beginning on March 1, 2020.

(9) Represents the annual stock bonus award issued in 2020 in respect of 2019 performance vesting one-third beginning on March 1, 2021.

Option Exercises and Stock Vested

The following table identifies the number of shares underlying options exercised during 2020 for each of the NEOs, the value realized on such exercises, the number of shares of restricted stock that vested during 2020 for each such officer and the value of such shares on the date of vesting.

	Option Awards		Stock Awards

Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($)(1) (e)
Mr. Naughton	-	-	39,973	8,018,184
Mr. O’Shea	-	-	9,248	1,855,056
Mr. Birenbaum	-	-	11,137	2,233,971
Mr. Breslin	-	-	10,493	2,104,791
Mr. McLaughlin	-	-	7,151	1,434,419
(1) Value reflects shares of restricted stock that vested on March 1, 2020, which was a Sunday. The closing price of our Common Stock, as reported on the NYSE for February 28, 2020 was $200.59 per share, which is the trading date immediately preceding the vesting date.

Nonqualified Deferred Compensation

Pursuant to our Deferred Compensation Plan, certain employees of the Company, including the NEOs, may defer up to 25% of base annual salary and up to 50% of annual cash bonus on a pre‑tax basis and receive a tax‑deferred return on those deferrals. Deferral elections are made by eligible employees during an open enrollment period each year for amounts to be earned in the following year. Participating employees direct the deemed investment of their deferral accounts by selecting among certain available investment funds.

The table below shows the investment funds available under the Deferred Compensation Plan and their annual rate of return for the calendar year ended December 31, 2020. Since the investment funds are all publicly available, we do not consider any of the earnings credited under the Deferred Compensation Plan to be “above market."

Name of Fund	2020 Rate of Return (%)
American Funds Europacific Growth R4 (REREX)	24.81
American Funds Fundamental Invs R4 (RFNEX)	14.91
Cohen & Steers Realty Shares (CSRSX)	-2.88
Columbia Dividend Opportunity Inst (CDOZX)	1.06
Fidelity® 500 Index (FXAIX)	18.40
Fidelity® Government MMkt (SPAXX)	0.26
Fidelity® International Index (FSPSX)	8.17
Fidelity® Mid Cap Index (FSMDX)	17.11
Fidelity® Small Cap Index (FSSNX)	19.99
Fidelity® US Bond Index (FXNAX)	7.80
Janus Henderson Triton A (JGMAX)	28.08
JHancock Disciplined Value Mid Cap I (JVMIX)	5.91
JPMorgan Large Cap Growth I (SEEGX)	56.04
MFS Value R3 (MEIHX)	3.65
PIMCO Total Return Instl (PTTRX)	8.88
T. Rowe Price Emerging Markets Stock (PRMSX)	17.63
T. Rowe Price Mid-Cap Growth Adv (PAMCX)	23.79
T. Rowe Price Retirement 2005 (TRRFX)	11.24
T. Rowe Price Retirement 2010 (TRRAX)	11.90
T. Rowe Price Retirement 2015 (TRRGX)	12.57
T. Rowe Price Retirement 2020 (TRRBX)	13.19
T. Rowe Price Retirement 2025 (TRRHX)	14.69
T. Rowe Price Retirement 2030 (TRRCX)	15.90
T. Rowe Price Retirement 2035 (TRRJX)	17.05
T. Rowe Price Retirement 2040 (TRRDX)	18.11
T. Rowe Price Retirement 2045 (TRRKX)	18.65
T. Rowe Price Retirement 2050 (TRRMX)	18.68
T. Rowe Price Retirement 2055 (TRRNX)	18.55
T. Rowe Price Retirement 2060 (TRRLX)	18.47
Wells Fargo Growth Admin (SGRKX)	49.19

Benefits under our Deferred Compensation Plan will be paid out on the earlier of (i) the employee’s death or (ii) at the election of the employee (a) the date that is six months, 66 months, or 126 months following termination of employment (depending upon the employee’s properly made election), (b) in ten annual installments beginning in the seventh month following departure from the Company, or (c) in one lump sum (or four annual installments) on a specified date that is at least five years after the deferral year while the employee is still employed with the Company. Benefits may be paid out earlier in the event of an “Unforeseeable Financial Emergency” as determined by our Retirement Planning Committee (a committee of management designated by the Compensation Committee of the Board of Directors) in its sole discretion and in accordance with tax law requirements.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/Distributions in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year End ($)
(a)	(b)	(c)	(d)	(e)	(f)
Mr. Naughton	1,335,000	—	5,202,938	—	22,315,428
Mr. O’Shea	—	—	—	—	—
Mr. Birenbaum	—	—	—	—	—
Mr. Breslin	82,350	—	57,133	—	324,894
Mr. McLaughlin	271,801	—	220,395	—	1,162,172

1.All contributions in column (b) are also included as compensation to the NEOs in the Salary and Non-Equity Incentive Plan columns of the Summary Compensation Table.

Potential Payments Upon Termination or Sale Event

The summaries below are qualified in their entirety by reference to the complete plans and agreements which have been included as exhibits to the Company’s SEC filings.

The Company is not party to employment agreements with any of the NEOs.

Officer Severance Plan for Sale Events

We adopted an Officer Severance Plan that provides for severance in the event of certain terminations of employment following a Sale Event. Under this program, in the event an officer's employment is terminated by the Company (other than for cause or as a result of death or disability) in connection with or within 24 months of a Sale Event (as defined therein), such officer will generally receive a multiple of his Covered Compensation (defined as the sum of his annual base salary plus the average of his last two annual cash bonuses as of the termination date) depending on the officer’s title: for the Chief Executive Officer, the multiple is three times; for the Chief Financial Officer or an Executive Vice President, the multiple is two times; and for other officers the multiple is one times. The terminated officer would also receive (i) a cash payment representing the pro rata value of his annual bonus (cash and stock) for the portion of the year worked, valued at target, (ii) accelerated vesting of the officer’s unvested restricted stock and options, and
(iii) payment of COBRA insurance premiums for up to 18 months.

Effective February 24, 2021, the Compensation Committee approved amendments to the Officer Severance Plan to include (i) adding the role of President to participate in the Plan with a Covered Compensation multiple of three times (ii) providing additional clarity that all executives recognized by the Board of Directors as Section 16 Officers and who report to either the CEO or President will be eligible to participate in the Officer Severance Plan, and (iii) providing that the cash bonus value used in the Covered Compensation definition be the officer’s current target annual cash bonus, and not the average of the last two actual annual cash bonuses. The table below does not consider these changes since the chart represents plans, programs, and guidelines effective as of December 31, 2020 and the amendments mentioned above were not approved until February 24, 2021.

Other Severance Arrangements

Our agreements with our directors and officers governing compensatory stock option and restricted stock awards provide for vesting if a “sale event” with respect to the Company occurs and the participant’s employment or other business relationship with the Company terminates for good reason or without cause in connection with or within 24 months following the sale event (as each such term is defined therein).

In addition, upon death, disability, termination without cause, or the retirement of an employee (as defined in the award agreements under the Equity Incentive Plan), (a) all of such employee’s options shall automatically become fully exercisable and shall be exercisable for one year thereafter and (b) all of such employee’s restricted shares of stock shall automatically vest 30 days following the triggering event; provided, at the Company’s option, that a separation agreement is executed and effective during such 30-day period. Retirement of an employee, as defined in the award agreements under the Equity Incentive Plan, generally means the termination of employment, other than for cause, when the sum of the following equals or exceeds 70 years: (i) the number of full months (converted to years) of employment and other business relationships with the Company and any predecessor company (must be at least 120 months) and (ii) the employee’s age on the date of termination (must be at least 50 years old). To qualify for retirement, the employee must also give six months’ prior written notice to the Company of the employee's intention to retire and enter into a release and a two year non‑solicitation and one year non‑competition agreement.

Under this formula, Messrs. Naughton, O'Shea, Breslin, Birenbaum and McLaughlin are currently eligible for retirement.

Our multi-year performance awards under which restricted stock units are awarded and may be earned at the end of a performance period are not subject to the terms described above, but any shares of restricted stock granted in settlement of units once a performance period is complete are subject to these terms. Our current performance award agreements provide that, following one full year of employment during the performance period, a pro rata portion of the award will be paid at the end of the performance period based on actual achievement if there is a separation of employment due to death, disability, retirement, or a termination without cause. If a sale event occurs during a performance period, then all outstanding performance awards vest at their target number of units and stock is issued for such number of units. The executive will also receive a cash payment for the dividends that would have been payable on the underlying shares in proportion to the actual number shares earned.

Severance Benefits

The tables below, together with the footnotes thereto and the additional information below, reflect the payments and benefits that the NEOs would receive in the event of their termination of employment with the Company on December 31, 2020, under the indicated circumstances. Where applicable, values are based on the Company’s closing stock price on December 31, 2020, the final trading day of the fiscal year, of $160.43.

Timothy J. Naughton, Chairman, Chief Executive Officer and President

Executive Benefits and Payments Upon Termination	For Cause or Voluntary ($)	Termination Without Cause (Unrelated to a Sale Event) ($)		Death or Disability ($)		Qualified Retirement (1) ($)		Termination Without Cause (Related to a Sale Event) ($)
Severance (Cash)	—	—	(2)	—		—		9,807,750	(3)
Restricted Stock Vesting	—	12,255,248		12,255,248		12,255,248		12,255,248
Performance Awards Vesting	—	8,371,508	(4)	8,371,508	(4)	8,371,508	(4)	15,421,425	(5)
Health Benefits	—	5,914	(2)	5,914	(6)	5,914	(6)	17,743	(7)
Prorated Target Cash and Stock Bonus Provided in the Most Recent Fiscal Year	—	3,326,692	(8)	3,326,692	(8)	3,326,692	(8)	3,326,692	(8)

Kevin P. O’Shea, Chief Financial Officer

Executive Benefits and Payments Upon Termination	For Cause or Voluntary ($)	Termination Without Cause (Unrelated to a Sale Event) ($)		Death or Disability ($)		Qualified Retirement (1) ($)		Termination Without Cause (Related to a Sale Event) ($)
Severance (Cash)	—	—	(2)	—		—		2,844,900	(9)
Restricted Stock Vesting	—	3,170,739		3,170,739		3,170,739		3,170,739
Performance Awards Vesting	—	1,699,018	(4)	1,699,018	(4)	1,699,018	(4)	3,141,133	(5)
Health Benefits	—	10,190	(2)	10,190	(6)	10,190	(6)	30,570	(7)
Prorated Target Cash and Stock Bonus Provided in the Most Recent Fiscal Year	—	1,488,065	(8)	1,488,065	(8)	1,488,065	(8)	1,488,065	(8)

Matthew H. Birenbaum, Chief Investment Officer

Executive Benefits and Payments Upon Termination	For Cause or Voluntary ($)	Termination Without Cause (Unrelated to a Sale Event) ($)		Death or Disability ($)		Qualified Retirement (1) ($)		Termination Without Cause (Related to a Sale Event) ($)
Severance (Cash)	—	—	(2)	—		—		2,912,100	(9)
Restricted Stock Vesting	—	3,493,042		3,493,042		3,493,042		3,493,042
Performance Awards Vesting	—	1,907,923	(4)	1,907,923	(4)	1,907,923	(4)	3,527,017	(5)
Health Benefits	—	10,190	(2)	10,190	(6)	10,190	(6)	30,570	(7)
Prorated Target Cash and Stock Bonus Provided in the Most Recent Fiscal Year	—	1,576,689	(8)	1,576,689	(8)	1,576,689	(8)	1,576,689	(8)

Sean J. Breslin, Chief Operating Officer

Executive Benefits and Payments Upon Termination	For Cause or Voluntary ($)	Termination Without Cause (Unrelated to a Sale Event) ($)		Death or Disability ($)		Qualified Retirement (1) ($)		Termination Without Cause (Related to a Sale Event) ($)
Severance (Cash)	—	—	(2)	—		—		2,910,300	(9)
Restricted Stock Vesting	—	3,490,636		3,490,636		3,490,636		3,490,636
Performance Awards Vesting	—	1,907,923	(4)	1,907,923	(4)	1,907,923	(4)	3,527,017	(5)
Health Benefits	—	10,190	(2)	10,190	(6)	10,190	(6)	30,570	(7)
Prorated Target Cash and Stock Bonus Provided in the Most Recent Fiscal Year	—	1,645,477	(8)	1,645,477	(8)	1,645,477	(8)	1,645,477	(8)

William M. McLaughlin, Executive Vice President Development & Construction

Executive Benefits and Payments Upon Termination	For Cause or Voluntary ($)	Termination Without Cause (Unrelated to a Sale Event) ($)		Death or Disability ($)		Qualified Retirement (1) ($)		Termination Without Cause (Related to a Sale Event) ($)
Severance (Cash)	—	—	(2)	—		—		2,165,120	(9)
Restricted Stock Vesting	—	2,001,364		2,001,364		2,001,364		2,001,364
Performance Awards Vesting	—	914,906	(4)	914,906	(4)	914,906	(4)	1,693,667	(5)
Health Benefits	—	12,105	(2)	12,105	(6)	12,105	(6)	36,315	(7)
Prorated Cash and Stock Bonus for current year through date of terminating event	—	1,015,708	(8)	1,015,708	(8)	1,015,708	(8)	1,015,708	(8)

Footnotes for all tables above:

(1)	Upon termination of any employee’s employment due to a qualified retirement as described above, in addition to the accelerated vesting of restricted stock and performance awards, the employee will receive their prorated annual bonus (cash and stock) paid in cash, six months of Company-paid COBRA premiums, and choice of retirement gift from an online catalog. Retirement benefits are available on the same terms as all associates.
(2)	The Compensation Committee of the Board of Directors from time to time reviews and establishes severance guidelines in the case of a termination without cause of an executive officer. The guidelines do not constitute a contractual right of an executive and are subject to change without notice as business needs and practices evolve. The Company may require that certain conditions be met before providing severance to an executive, such as requiring the executive to execute a general release, to continue employment with the Company for a period of time, to provide on-going cooperation on various matters, etc. As well, the severance amount suggested in the guideline may be decreased, or eliminated, on a case by case basis depending on the nature of the executive’s termination (e.g., reorganization, poor performance, etc.). In the absence of a decrease in the current guideline amount, the guidelines suggest a cash severance payment of two times base plus target annual cash bonus in the case of Mr. Naughton ($6,000,000 as of December 31, 2020) and one and one-half times base plus target cash bonus in the case of the other NEOs ($2,025,000 for Mr. O'Shea; $2,250,000 for Messrs. Birenbaum and Breslin; and $1,650,000 for Mr. McLaughlin as of December 31, 2020). Outstanding equity awards would vest in accordance with their terms as is the case with other equity award participants who are terminated without cause. The executive officers would also receive six months of company-paid COBRA medical insurance premiums, unless covered under another employer, and company-paid outplacement services for up to 6-months of up to $5,000.
(3)	In accordance with the terms of the Company’s Officer Severance Plan (as adopted on September 9, 1999, and amended and restated on November 18, 2008, November 9, 2011 and February 11, 2016), represents three times Covered Compensation (base salary and the average of the prior two year’s cash bonuses) for Mr. Naughton.
(4)	For 2018-2020 awards, value based on actual achievement, which includes a cash payment equal to the accrued dividends that would have been payable on such number of shares earned. For 2019-2021 and 2020-2022 awards, value assumes prorated vesting based on portion of the performance period completed and achievement assumed at target, as well as a cash payment equal to the accrued dividends that would have been payable on such number of shares earned.
(5)	Value based on full vesting of all unvested performance awards at target, as well as a cash payment equal to the accrued dividends that would have been payable on such number of target shares.
(6)	COBRA medical insurance premiums will be paid by the Company for six months in the event of a death, qualified disability or qualified retirement.
(7)	Reflects company-paid medical insurance premiums for up to 18 months, based on the executive's healthcare elections as of December 31, 2020.
(8)	Zero cash and stock payment if terminated prior to April 1, 2020. Prorated target cash and stock bonus payment if terminated on or after April 1, 2020, but prior to December 31, 2020. If departure is close to the year end, actual cash and stock bonus may be provided. Actual cash and stock bonus payments are included in this table.
(9)	In accordance with the terms of the Company's Officer Severance Plan, represents two times Covered Compensation (base salary and the average of the prior two year's actual cash bonuses) for Messrs. O'Shea, Birenbaum, Breslin and McLaughlin.

Director Compensation and Director Stock Ownership Guidelines

A director of the Company who is also an employee receives no additional compensation for his services as a director. Our Board and Nominating and Corporate Governance Committee periodically assess the total compensation for non‑employee directors relative to the compensation provided by similarly sized real estate investment trusts, by our multi‑family peer group, and by a group of cross‑industry similarly sized companies.
On the fifth business day following the 2020 annual meeting of stockholders, each of our non‑employee directors automatically received a grant of a number of shares of restricted stock (or a deferred stock award in lieu thereof) equal to $170,000 divided by the closing price of Common Stock as reported by the NYSE on the date of grant. Based on this formula, following the 2020 Annual Meeting, each non‑employee director received a restricted stock or deferred stock grant of 1,099 shares of Common Stock. Following the 2021 Annual Meeting, the value of the annual equity award to non-employee directors will remain at a rate of $170,000. All of such shares of restricted stock (or deferred stock awards) granted to non‑employee directors vest in four quarterly installments over a one-year period, subject to accelerated vesting upon departure from the Board except in the case of a voluntary departure by the director during the director’s elected term that is not due to death or disability or the director’s removal for cause. If a director elected to receive a deferred stock award in lieu of restricted stock, then the director will receive shares of stock in respect of the vested portion of the deferred stock award within 30 days following termination of service as a director of the Company.
In addition, during 2020 non‑employee directors received $90,000 as an annual retainer paid quarterly in the amount of $22,500. Following the 2021 Annual Meeting, the annual cash retainer for non-employee directors will remain at a rate of $90,000 per year, paid in quarterly installments. Non‑employee directors who served as the chairperson of the Audit Committee during 2020 received additional cash compensation of $25,000, paid in four installments of $6,250 (or a deferred stock award in lieu of cash). The chairperson of the Compensation Committee during 2020 received additional cash compensation of $20,000, paid in four installments of $5,000 (or a deferred stock award in lieu of cash). Non-employee directors who served as the chairperson of the Investment and Finance or Nominating and Governance Committees during 2020 received additional cash compensation of $15,000, paid in four installments of $3,750 (or a deferred stock award in lieu of cash). All committee chair fees will remain unchanged following the 2021 Annual Meeting.
In consideration for serving as Lead Independent Director, in 2020, the Lead Independent Director received an annual cash fee of $30,000, paid in equal quarterly installments of $7,500. Mr. Walter serves as our Lead Independent Director. Following the 2021 Annual Meeting, the annual cash fee payable to the Lead Independent Director will remain at $30,000.
Under the Company’s Corporate Governance Guidelines, non‑employee directors are generally required to hold shares (or deferred stock units) having a value that equals or exceeds five times the annual cash retainer paid to non‑employee directors. Directors have five years from the commencement of their service as a director to comply with such requirement.
The following table sets forth the compensation for service as a director of the Company received by each non‑employee director in 2020, as recognized for financial reporting purposes.

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Glyn F. Aeppel	90,000	169,960	—	—	—	—	259,960
Terry S. Brown	—	275,048	—	—	—	—	275,048
Alan B. Buckelew	90,000	169,960	—	—	—	—	259,960
Ronald L. Havner, Jr.	—	285,013	—	—	—	—	285,013
Stephen P. Hills	90,000	169,960	—	—	—	—	259,960
Richard J. Lieb	100,000	169,960	—	—	—	—	269,960
H. Jay Sarles	105,000	169,960					274,960
Susan Swanezy	—	259,814	—	—	—	—	259,814
W. Edward Walter	130,000	169,960	—	—	—	—	299,960

(1) The amounts in the table above include the following fees paid in 2020:

Name	Annual Retainer ($)	Committee Chair Fee ($)	Lead Director Fee ($)	Total Payment ($)
Glyn F. Aeppel	90,000	—	—	90,000
Alan B. Buckelew	90,000	—	—	90,000
Stephen P. Hills	90,000	—	—	90,000
Richard J. Lieb	90,000	10,000	—	100,000
H. Jay Sarles	90,000	15,000	—	105,000
W. Edward Walter	90,000	10,000	30,000	130,000

(2)    The amounts in column (c) reflect the grant date fair value of the shares of restricted stock or deferred stock units granted to each Director. For Messrs. Brown and Havner and Ms. Swanezy, the amount also includes elections to receive deferred stock units in lieu of cash payments totaling $90,000 for each director. This column also includes payment for service as Committee Chairpersons during 2020 as follows: Mr. Brown - $15,000 and Mr. Havner - $25,000.

As of December 31, 2020, non-employee directors held the following number of unvested restricted stock and/or deferred stock units:

Director	Unvested Restricted Stock	Unvested Deferred Stock Units
Glyn F. Aeppel	—	550
Terry S. Brown	—	550
Alan B. Buckelew	550	—
Ronald L. Havner, Jr.	—	550
Stephen P. Hills	—	550
Richard J. Lieb	550	—
H. Jay Sarles	550	—
Susan Swanezy	—	550
W. Edward Walter	—	550

CEO Pay Ratio

Under rules adopted pursuant to the Dodd-Frank Act of 2010, we are required to calculate and disclose the total compensation paid to our median paid employee, as well as the ratio of the total compensation paid to the median employee as compared to the total compensation paid to our Chief Executive Officer.

The following describes our methodology and the resulting Chief Executive Officer pay ratio and is a reasonable estimate, based on all individuals employed by AvalonBay Communities, Inc. as of December 31, 2020. To identify the median employee, we utilized wages reported in Box 1 of IRS Form W-2. Box 1 pay was selected as the most appropriate, consistently applied compensation measure as it captures compensation earned through various incentive plans offered throughout the Company. Wages were annualized for employees who joined the Company during 2020. For employees who were hired in late December 2020, and did not receive wages until early 2021, wages were assumed to be below the median. After identifying the median employee based on W-2 wages, total compensation for the median employee was calculated using the same methodology as was used for calculating the Chief Executive Officer’s total compensation in the Summary Compensation Table. The annual total compensation for 2020 for the Chief Executive Officer was $11,294,333 and for the median employee was $75,221, which is comprised of approximately $59,724 in cash compensation and $15,497 in all other compensation, such as 401(k) Company contributions, and company-paid medical premiums. As a result, the estimated ratio of the Chief Executive Officer's pay to the pay of the median employee is 150 to 1.

In an effort to provide additional context on the pay ratio disclosure, the Company is providing the following background information. The employee identified as the employee with median compensation, as described above, held the position of a Community Consultant in our Southeast Florida region. As of December 31, 2020, we had 3,029 employees, of which 2,137 were employed on-site at our operating apartment communities and 108 employees are employed on a part-time basis. The total population also includes 185 employees at the Customer Care Center, our in-house administrative support and call center located in Virginia Beach, VA. The average tenure of all employees is approximately seven years. The Company generally staffs its business with full time employees and not part-time employees or the employees of subcontractors; we do however use subcontractors on occasion to supplement the staffing at certain operating communities and we do on occasion use part time or seasonal employees. With regard to our development and construction activities, we engage various other firms to actually engage in the professional design and construction of our communities (i.e., architectural plans, engineering plans, foundation work, carpentry, drywall, framing, etc.).

As disclosed previously in the CD&A, AvalonBay’s total compensation program is designed to:
•Attract, retain, and motivate talent within the Company,
•Align the interests of management with the interests of stockholders,
•Direct performance with clearly defined goals and measures of achievement, and
•Assure that compensation is aligned with performance.

The Chief Executive Officer's compensation and that of employees have been established within the parameters of the Company’s pay philosophy.

VII. Officers, Stock Ownership And Other Information
Executive and Senior Officers

The following biographical descriptions set forth information with respect to each officer who is subject to reporting under Section 16 of the Exchange Act. There is no family relationship between any director, nominee for director or executive officer of the Company. Officers of the Company are elected annually at the first meeting of the Board of Directors following each annual meeting of stockholders. Each officer holds office until the first meeting of the Board of Directors following the next annual meeting of stockholders and until his or her successor is duly elected and qualifies or until his or her earlier death, resignation or removal in the manner provided in the Company’s Bylaws.

The Board of Directors has determined that the officers listed below are executive officers of the Company within the meaning of Rules 3b‑7 and 16a‑1(f) of the Exchange Act.

Timothy J. Naughton, 59, is the Company’s Chairman of the Board and Chief Executive Officer and has been a director of the Company since September 2005. He has served as Chairman of the Board since May 2013, as Chief Executive Officer since January 2012, and served as President from February 2005 through January 2021. Mr. Naughton’s prior roles included serving as the Company’s Chief Operating Officer, Chief Investment Officer, and Regional Vice President—Development and Acquisitions. Mr. Naughton has been with the Company and its predecessors since 1989. Mr. Naughton is a director of Park Hotels & Resorts, Inc., a publicly traded hotel real estate investment trust. Mr. Naughton is a former Chairman of Nareit, a member of The Real Estate Round Table, a member and past chairman of the Multifamily Council of the ULI, and a member of the Real Estate Forum. He sits on the board of the Jefferson Scholars Foundation at the University of Virginia. Mr. Naughton received his Master of Business Administration from Harvard Business School in 1987 and earned his undergraduate degree in Economics with High Distinction from the University of Virginia, where he was elected to Phi Beta Kappa.
Benjamin W. Schall, 46, has been the Company’s President and a director of the Company since January 2021. Before joining the Company, Mr. Schall was the Chief Executive Officer and President and a trustee of Seritage Growth Properties, a publicly traded real estate investment trust principally engaged in owning, developing and managing a diversified portfolio of retail and mixed-
use properties throughout the United States. Prior to joining Seritage in those roles in May 2015, Mr. Schall served as Chief Operating Officer of Rouse Properties, Inc., a publicly traded mall and retail REIT (since acquired) from 2012 to 2015, and prior to that as Senior Vice President of Vornado Realty Trust, a publicly traded REIT that owns, manages and develops office and retail assets. Mr. Schall is a Trustee of the International Council of Shopping Centers (ICSC) and a member of Nareit. Mr. Schall is Co-Chair of the Board of University Settlement, a non-profit service provider in New York City. Mr. Schall received his Master of Business Administration from Harvard Business School in 2003 and earned his undergraduate degree from Swarthmore College.

Kevin P. O’Shea, 55, has been the Company’s Chief Financial Officer since June 2014. Prior to that he was Executive Vice President—Capital Markets, from January 2013 to May 2014 and Senior Vice President—Investment Management from the time he joined the Company in July 2003 until January 2013. Prior to joining the Company, Mr. O’Shea was an Executive Director at UBS Investment Bank, where his experience included real estate investment banking. Earlier in his career, Mr. O’Shea practiced commercial real estate and banking law as an attorney. Mr. O’Shea received his Master of Business Administration from Harvard Business School, his J.D. from Southern Methodist University and his undergraduate degree from Boston College. Mr. O’Shea is a Trustee of Urban Edge Properties, a publicly traded REIT.

Matthew H. Birenbaum, 55, has been the Company’s Chief Investment Officer since January 2015. He is responsible for the Company’s investment strategy and oversees the Asset Management, Investments, Operations and Investment Services, Construction Support and Market Research functions as well as development on the West Coast and in the Denver area. Before assuming his current position, he was the Company’s Executive Vice President—Corporate Strategy, a position he held from October 2011 until January 2015. Prior to re-joining the Company in October 2011, Mr. Birenbaum was the founding principal of Abbey Road Property Group, LLC, a multi‑family development and investment firm based in Arlington, Virginia since 2006 and before that a Senior Vice President at EYA. Prior to joining EYA in 2003, Mr. Birenbaum was a Regional Vice President of Development with the Company. Mr. Birenbaum received his Bachelor of Arts from Brown University, where he graduated Phi Beta Kappa, and his Master's Degree from The Kellogg Graduate School of Management at Northwestern University, where he graduated with honors. He is a member of ULI, is certified LEED‑AP, serves on the Board of the Arlington Partnership for Affordable Housing ("APAH"), and is a Trustee of the Federal City Council.

Sean J. Breslin, 54, is the Company’s Chief Operating Officer, a position he has held since January 2015, with responsibility for the Company’s operating platform, including Property Operations, Technology, Human Resources, Corporate Innovation, and Marketing and Brand Strategy. He was previously the Company’s Executive Vice President—Investments and Asset Management since April 2012. Mr. Breslin’s other roles with the Company have included Senior Vice President—Redevelopment and Asset Management and Senior Vice President—Investments. Prior to joining the Company in 2002, Mr. Breslin was the Chief Operating Officer of CWS Capital Partners. He received his Bachelor's Degree from California State University, Long Beach and his Master of Business Administration from the University of Texas. Mr. Breslin is a member of the Executive Committee of NMHC and is past Chair of ULI’s Multifamily Council. He is also a member of the Executive Committee of the Real Estate Finance & Investment Center at the University of Texas at Austin and a member of the Board of Directors of the American Red Cross.

Joanne M. Lockridge, 61, has served as the Company’s Executive Vice President – Capital Markets, since March 2021. Her prior roles included serving as the Company’s Senior Vice President of Finance and Assistant Treasurer since 2003, and prior to that, various roles within the Company’s financial services group. Ms. Lockridge has been with the Company and its predecessors since 1989. She received her Master of Finance from Fairfield University and earned her undergraduate degree from St. Anselm College.
William M. McLaughlin, 56, has served as the Company’s Executive Vice President—Development and Construction since early 2020, with current responsibility for all of the Company’s development activity on the East Coast and construction activity nationally. He was Executive Vice President—Development from 2014 and the Executive Vice President Development and Construction (one of two at the time) from February 2010 until 2014. Prior to that Mr. McLaughlin was Senior Vice President—Development & Construction since 2009. He has been with the Company or its predecessors since 1994. Mr. McLaughlin received his BA in Economics from Harvard College.

Edward M. Schulman, 58, has served as the Company’s Executive Vice President—General Counsel and Secretary since 2012. Mr. Schulman joined the Company in February 1999 and has served as General Counsel since that time. Prior to joining the Company he was a corporate and securities law partner at Goodwin Procter LLP. Mr. Schulman is a magna cum laude graduate of Harvard Law School and received his undergraduate degree in economics from Princeton University, where he graduated with high honors and was elected to Phi Beta Kappa.

Keri A. Shea, 51, has been the Company’s Senior Vice President—Finance and Treasurer since 2013, and since 2009 has also been designated as the Company’s principal accounting officer. Ms. Shea joined the Company in 2002 as Assistant Corporate Controller and was promoted to Corporate Controller in 2005 and Vice President in 2006. Prior to joining the Company, she served as the Corporate Controller for two start‑up technology companies in the Washington, D.C. area. Prior to that, Ms. Shea was with Arthur Andersen LLP for eight years. She is a certified public accountant and has a B.B.A. in Accounting from the College of William & Mary.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the beneficial ownership of Common Stock, as of March 2, 2021, as to (i) each person or entity who is known by the Company to have beneficially owned more than 5% of the Common Stock; (ii) each of the Company’s directors and nominees; (iii) each of the Named Executive Officers; and (iv) all directors and executive officers as a group, based on representations of officers and directors of the Company and filings through March 2, 2021 received by the Company on Schedule 13G under the Exchange Act. All such information was provided by the stockholders listed and reflects their beneficial ownership known by the Company. All percentages have been calculated as of March 2, 2021 and are based upon 139,603,611 shares of Common Stock outstanding at the close of business on such date (unless otherwise indicated).

Name and Business Address of Beneficial Owner(1)	Number of Shares of Common Stock Beneficially Owned(2)		Percent of Class (%)
Glyn F. Aeppel	7,473	(3)	*
Matthew H. Birenbaum	56,330		*
Sean J. Breslin	46,247		*
Terry Brown	8,644	(3)	*
Alan B. Buckelew	8,309		*
Ronald L. Havner, Jr.	9,229	(3)	*
Stephen P. Hills	3,132	(4)	*
Christopher B. Howard	0		*
Richard Lieb	3,960		*
Nnenna Lynch	0		*
William M. McLaughlin	54,050		*
Timothy J. Naughton	160,736		*
Kevin O'Shea	23,650		*
H. Jay Sarles	17,752		*
Benjamin W. Schall	27,691		*
Susan Swanezy	6,289	(3)	*
W. Edward Walter	14,540	(5)	*
All current directors, nominees and executive officers as a group (20 persons)	498,999	(6)	0.36
The Vanguard Group,, 100 Vanguard Blvd., Malvern, PA 19355	21,865,040	(7)	15.66
BlackRock, Inc., 55 East 52nd Street, New York, NY 10055	14,311,266	(8)	10.25
State Street Corporation, State Street Financial Center, One Lincoln Street, Boston, MA 02111	8,235,431	(9)	5.90

*Less than one percent

(1) The address for all directors and executive officers is AvalonBay Communities, Inc., 4040 Wilson Blvd, Suite 1000, Arlington, VA 22203.

(2) Except as otherwise noted, each individual in the table above has the sole voting and investment power over the shares listed.

(3) Reflects shares issuable in the future under deferred stock awards in lieu of restricted stock awards pursuant to elections under the
Stock Incentive Plan.

(4) Includes 2,622 shares issuable in the future under deferred stock awards granted to Mr. Hills in lieu of restricted stock awards pursuant to elections under the Stock Incentive Plan.

(5) Includes 8,194 shares issuable in the future under deferred stock awards granted to Mr. Walter in lieu of restricted stock awards pursuant to elections under the Stock Incentive Plan.

(6) Includes 42,450 shares issuable in the future under deferred stock awards.

(7) The number of shares reported is based on a Schedule 13G filed on February 8, 2021, reporting beneficial ownership as of December 31, 2020. The schedule 13G indicates that the reporting entity holds shared voting power with respect to 534,134 shares, sole dispositive power with respect to 20,949,332 shares, and shared dispositive power with respect to 915,708 shares.

(8) The number of shares reported is based on a Schedule 13G/A filed on January 26, 2021, reporting beneficial ownership as of
December 31, 2020. The Schedule 13G/A indicates that the reporting person has sole voting power with respect to 12,993,594 shares and sole dispositive power with respect to 14,311,266 shares.

(9) The number of shares reported is based on a Schedule 13G filed February 5, 2021, reporting beneficial ownership as of
December 31, 2020. The schedule 13G indicates that the reporting entity holds shared voting power with respect to 7,179,117 shares and shared dispositive power with respect to 8,223,979 shares.

VIII. Other Matters

Solicitation of Proxies

The cost of solicitation of proxies for the Annual Meeting will be paid by the Company. In addition to the solicitation of proxies by internet, the directors, officers and employees of the Company may also solicit proxies personally or by telephone without additional compensation for such activities. The Company will also request persons, firms, and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners. The Company will reimburse such holders for their reasonable expenses.

Stockholder Nominations for Directors and Proposals for Annual Meetings

Stockholder Proposals for our Proxy Statement. Stockholder proposals submitted pursuant to Exchange Act Rule 14a‑8 for inclusion in the Company’s proxy statement and form of proxy for the 2022 Annual Meeting of Stockholders must be received by the Company by December 8, 2021. Such a proposal must also comply with the requirements as to form and substance established by the SEC for such a proposal to be included in the proxy statement and form of proxy. Any such proposal and the supporting documentation should be mailed to: AvalonBay Communities, Inc., 4040 Wilson Boulevard, Suite 1000, Arlington, VA 22203, Attention: Corporate Secretary.

Proxy Access Director Nominations. In order for an eligible stockholder or group of stockholders to nominate a director nominee for election at the Company’s 2022 annual meeting pursuant to the proxy access provision of our Bylaws, notice of such nomination and all other supporting documentation required by the Company’s Bylaws must be received by the Company within the time periods described below. In addition, our Bylaws require an eligible stockholder or group of stockholders to update and supplement such information (or provide notice stating that there are no updates or supplements) as of specified dates.

Matters to be Considered at Annual Meetings. In accordance with our Bylaws, as currently in effect, for a stockholder to nominate a director or for a proposal of a stockholder to be presented at the Company’s 2022 Annual Meeting of Stockholders, other than a stockholder proposal intended to be included in our proxy statement and submitted pursuant to Rule 14a‑8 of the Exchange Act, a stockholder’s notice must be received by the Company within the time periods described below:

Time Periods and Address for Proxy Access and Other Stockholder Nominations and Proposals.

In order to be eligible under the provisions of our Bylaws governing (A) proxy access director nominations and (B) other director nominations and proposed matters to be presented at an annual meeting, our Bylaws require that proper notice of such nomination(s) or business matters, together with all supporting documentation required by our Bylaws, be delivered to, or mailed and received at our principal executive office, which is currently AvalonBay Communities, Inc., 4040 Wilson Boulevard, Suite 1000, Arlington, VA 22203, Attention: Secretary, (A) not prior to November 8, 2021 nor later than 5:00 p.m., Eastern Time, on December 8, 2021 or (B) in the event that the date of the 2022 Annual Meeting of Stockholders is advanced or delayed by more than 30 days from May 20, 2022, (i) not earlier than the 150th day prior to the date of that meeting, and (ii) not later than 5:00 p.m., Eastern Time, on the later of (x) the 120th day prior to the date of that meeting or (y) the 10th day following the day on which public announcement of the date of that meeting is first made. You may contact the Company’s Corporate Secretary at the address mentioned above for a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

Please take a moment now to authorize a proxy to vote these shares of AvalonBay Communities, Inc. common stock at the 2021 Annual Meeting of Stockholders.

**YOU CAN AUTHORIZE A PROXY TO VOTE THESE SHARES TODAY IN ONE OF THREE WAYS:**

**VOTE BY INTERNET**
*Before The Meeting* - Go to **www.proxyvote.com**

Use the Internet to authorize your proxy and transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

*During The Meeting* - Go to **www.virtualshareholdermeeting.com/AVB2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

**BY PHONE - 1-800-690-6903**
Use any touch-tone telephone to authorize your proxy and transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

**BY MAIL**
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to AvalonBay Communities, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. If you authorize a proxy to vote these shares by Internet or telephone you do NOT need to mail this proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D41031-P52028

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.**

**AVALONBAY COMMUNITIES, INC.**

**THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2 AND 3.**

| | | For | Against | Abstain |
|---|---|---|---|---|
| 1a. | Glyn F. Aeppel | ☐ | ☐ | ☐ |
| 1b. | Terry S. Brown | ☐ | ☐ | ☐ |
| 1c. | Alan B. Buckelew | ☐ | ☐ | ☐ |
| 1d. | Ronald L. Havner, Jr. | ☐ | ☐ | ☐ |
| 1e. | Stephen P. Hills | ☐ | ☐ | ☐ |
| 1f. | Christopher B. Howard | ☐ | ☐ | ☐ |
| 1g. | Richard J. Lieb | ☐ | ☐ | ☐ |
| 1h. | Nnenna Lynch | ☐ | ☐ | ☐ |
| 1i. | Timothy J. Naughton | ☐ | ☐ | ☐ |
| 1j. | Benjamin W. Schall | ☐ | ☐ | ☐ |
| 1k. | Susan Swanezy | ☐ | ☐ | ☐ |
| 1l. | W. Edward Walter | ☐ | ☐ | ☐ |

| | Yes | No |
|---|---|---|
| **HOUSEHOLDING ELECTION** - Please indicate if you consent to receive certain future investor communications in a single package per household. | ☐ | ☐ |

| | | For | Against | Abstain |
|---|---|---|---|---|
| 2. | To ratify the selection of Ernst & Young LLP as the Company's independent auditors for the year ending December 31, 2021. | ☐ | ☐ | ☐ |
| 3. | To adopt a resolution approving, on a non-binding advisory basis, the compensation paid to the Company's Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in the proxy statement. | ☐ | ☐ | ☐ |

In addition, the proxies are authorized to vote and otherwise represent the undersigned on any other matter that may properly come before the Annual Meeting or any adjournment or postponement thereof in the discretion of the proxy holder.

If you authorize a proxy by mail, you must date, sign and return this card in order for these shares to be voted.

| | Yes | No |
|---|---|---|
| Please indicate if you plan to sign into the virtual audio webcast of this meeting | ☐ | ☐ |

Please sign exactly as your name appears on this card and date. When signing as attorney, executor, administrator, trustee, guardian, officer of a corporation or other entity or in another representative capacity, please give your full title. If shares are held jointly, each holder should sign.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

**Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:**
The Notice, Proxy Statement and Annual Report to Stockholders are available at www.proxyvote.com.

D41032-P52028

**AVALONBAY COMMUNITIES, INC.**
2021 ANNUAL MEETING OF STOCKHOLDERS, MAY 20, 2021, 10:00 A.M. EASTERN DAYLIGHT TIME
**THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS**
**PROXY**

The undersigned stockholder of AvalonBay Communities, Inc., a Maryland corporation (the "Company"), hereby appoints Timothy J. Naughton, Benjamin W. Schall and Kevin P. O'Shea, and each of them, as proxies for the undersigned, each with full power of substitution, to attend the Annual Meeting of Stockholders of the Company (the "Annual Meeting"), to be held via virtual audio webcast at www.virtualshareholdermeeting.com/AVB2021 on May 20, 2021 at 10:00 a.m. Eastern Daylight Time, and any adjournments or postponements thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at the Annual Meeting and otherwise to represent the undersigned with all of the powers the undersigned would possess if personally present at the Annual Meeting. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders and of the Proxy Statement, the terms of each of which are incorporated herein by reference, and revokes any proxy heretofore given with respect to the Annual Meeting.

**IF THIS PROXY IS PROPERLY EXECUTED, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST AS DIRECTED HEREIN, BUT IF THIS PROXY IS EXECUTED AND NO INSTRUCTIONS ARE SPECIFIED, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST "FOR" EACH OF THE NOMINEES FOR DIRECTOR IN PROPOSAL 1, AND "FOR" PROPOSALS 2 AND 3. IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF, INCLUDING WHETHER OR NOT TO ADJOURN THE ANNUAL MEETING, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST BY THE PROXIES IN THEIR DISCRETION. AT THE PRESENT TIME, THE BOARD OF DIRECTORS IS NOT AWARE OF ANY OTHER BUSINESS TO BE PRESENTED AT THE ANNUAL MEETING. THIS PROXY ALSO CONFERS DISCRETIONARY AUTHORITY ON THE PROXIES TO VOTE WITH RESPECT TO THE ELECTION OF ANY INDIVIDUAL AS DIRECTOR WHERE ONE OR MORE NOMINEES ARE UNABLE TO SERVE, OR FOR GOOD CAUSE WILL NOT SERVE, AND WITH RESPECT TO MATTERS INCIDENTAL TO THE CONDUCT OF THE ANNUAL MEETING. STOCKHOLDERS WHO PLAN TO ATTEND THE ANNUAL MEETING MAY REVOKE THEIR PROXY BY CASTING THEIR VOTE DURING THE ANNUAL MEETING.**

**SEE REVERSE SIDE**

**PLEASE COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE**

**SEE REVERSE SIDE**